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Exhibit (b)-(2)

Execution Version

KENDRIL INVESTMENT PTE. LTD.
168 Robinson Road
#37-01 Capital Tower
Singapore 068912

April 25, 2017

PERSONAL AND CONFIDENTIAL

Fugue Finance LLC
Fugue Finance B.V.
c/o Vistra Alternative Investments Services Pte. Ltd.
1 Raffles Place,
#13-01 One Raffles Place
Singapore 048616

Attention: Nicholas Macksey

Commitment Letter (USD)
Project Bach

Ladies and Gentlemen:

Kendril Investment Pte. Ltd. (together with its affiliates and related funds, "Kendril Lender", the "Kendril Commitment Parties", "we" or "us") is pleased to commit to provide to Fugue Finance LLC, a Delaware limited liability company and Fugue Finance B.V., a private company with limited liability organized under the laws of the Netherlands(collectively, the "Borrowers" or "you"), the financing for, certain transactions described in Exhibit A hereto, in each case on the terms and subject to the conditions set forth in this letter and the attached Annex A and Exhibits A, B, C and D (collectively with the Exhibits and Annex hereto, this "Commitment Letter"). Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits and Annex hereto or, if not defined therein, the Existing Credit Agreement (as defined in Exhibit B hereto).

1.     Commitments; Titles and Roles.

Kendril Lender is pleased to advise you of its commitment to provide 100.0% of the principal amount of each of the First Lien USD Term Facility and the Second Lien Facility (each as defined in Exhibit A) (with respect to the Second Lien Facility, in such capacity, the "Initial Second Lien Lender") (collectively, the "Kendril Facilities"), in each case upon the terms and subject to the conditions set forth Section 2 of this Commitment Letter and the Fee Letter (as defined below).

It is understood and agreed that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter or the Fee Letter referred to below) will be paid in connection with the Kendril Facilities unless you and the Kendril Commitment Parties shall otherwise agree in writing. Our fees for our commitment and for services related to the Kendril Facilities are set forth in a separate Fee Letter (USD) (the "Fee Letter") entered into by the Borrowers and the Kendril Commitment Parties on the date hereof.

2.     Conditions Precedent.

The commitments of the Kendril Lender and the agreements to perform the services, described herein are subject only to the following conditions precedent: (a) the execution and delivery of appropriate definitive

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Loan Documents (as defined in Exhibit C) by the Borrowers and Guarantors (in each case as defined in Exhibit B) in accordance with the Documentation Principles (as defined in Exhibit B) that are substantially consistent with the terms set forth in this Commitment Letter and (b) the conditions set forth on Exhibit D hereto. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Loan Documents to the funding of the Kendril Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter and the Loan Documents or any other agreement, other than the waiver or satisfaction of the conditions that are expressly set forth in Exhibit D.

Notwithstanding anything in this Commitment Letter, the Fee Letter, or any other letter agreement or other undertaking concerning the financing of the Transactions (as defined in Exhibit A hereto) to the contrary, on the Closing Date (as defined in Exhibit B), (a) the only representations and warranties the accuracy of which will be a condition to the initial availability of the Kendril Facilities on the Closing Date shall be (i) such representations and warranties made by or with respect to the Acquired Business (as defined in Exhibit A hereto) and its subsidiaries in the Acquisition Agreement (as defined in Exhibit A) as are material to the interests of the Kendril Lender, but only to the extent that you (or your affiliates) have the right (taking into account applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the acquisition (in each case in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties (collectively, the "Acquisition Agreement Representations") and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents will be in a form such that they do not impair the availability of the Kendril Facilities on the Closing Date if the conditions expressly set forth in the immediately preceding paragraph are satisfied (or waived by the Kendril Commitment Parties); it being understood that, to the extent any Collateral (as defined in Exhibit B hereto) (other than to the extent that a lien on such Collateral may be perfected by (A) the filing of a financing statement under the Uniform Commercial Code, (B) the delivery of stock certificates of each of the material wholly-owned U.S. subsidiaries (to the extent constituting Collateral (as defined in Exhibit B) and otherwise delivered to you) of the Parent (as defined in Exhibit A) including stock certificates of material wholly-owned U.S. entities that are part of the Acquired Business or (C) solely with respect to the Parent, to the extent required by local law to establish a valid security interest over the equity interests in such entities, the execution of the relevant deed of pledge of shares) or guarantee is not or cannot be provided on the Closing Date after your use of your commercially reasonable efforts to do so, the delivery of such Collateral or guarantee on the Closing Date shall not constitute a condition precedent to the initial availability of the Kendril Facilities and shall not affect the size of the Kendril Facilities available on the Closing Date, but shall be required to be delivered within 120 days after the Closing Date (subject to extensions agreed to by the First Lien Administrative Agent and the Second Lien Administrative Agent). For purposes hereof, "Specified Representations" means the representations and warranties of the Borrowers (as defined in Exhibit B) and the Guarantors set forth in the applicable Loan Documents relating to the Borrowers' and each Guarantor's (collectively, the "Credit Parties") organizational existence; organizational power and authority of the Credit Parties, and due authorization, execution and delivery by the Credit Parties, in each case, only as they relate to their entry into and performance of the applicable Loan Documents; enforceability of the applicable Loan Documents against the Credit Parties; no conflicts with or consent under charter documents of the Credit Parties as it relates to their entry into and performance of the applicable Loan Documents; solvency on a consolidated basis on the Closing Date consistent with the solvency certificate attached as Annex I to Exhibit D; subject to the preceding provisions and exceptions to be agreed, creation and perfection of security interests in the Collateral; Federal Reserve margin regulations; the use of proceeds of borrowings under the Facilities on the Closing Date not violating the PATRIOT Act, FCPA and OFAC and other anti-terrorism, sanctions, anti-corruption and anti-money laundering laws; and the Investment Company Act. The provisions of this paragraph 2 shall be referred to herein collectively as the "Certain Funds Provision." Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement

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Representations are qualified or subject to "material adverse effect," the definition thereof shall be "Company Material Adverse Effect" (as defined in the Acquisition Agreement) for purposes of any representations and warranties made or to be made on, or as of, the Closing Date.

3.     Information.

You represent and covenant that (i) all written information, documentation or other materials delivered to the Kendril Commitment Parties in connection with the Kendril Facilities (collectively, the "Information"; other than financial projections, budgets, estimates and forward-looking statements (such information, collectively, "Projections") and information of a general economic or general industry nature) provided directly or indirectly by the Borrowers, the Acquired Business or their respective subsidiaries or affiliates to the Kendril Commitment Parties in connection with the transactions contemplated hereunder on your behalf (but with respect to the Acquired Business and its subsidiaries, operations or assets, to your knowledge) is or will be when furnished, when taken as whole, correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto delivered to the Kendril Commitment Parties as provided for in the immediately succeeding sentence) and (ii) the Projections that have been or will be made available to the Kendril Commitment Parties by or on behalf of the Borrowers or the Acquired Business have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections are furnished to the Kendril Commitment Parties, it being understood and agreed that Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and are not a guarantee of financial performance and actual results may differ from the Projections and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or with respect to Information and Projections concerning the Acquired Business and its subsidiaries use your commercially reasonable efforts to cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects (with respect to the Acquired Business and its subsidiaries, operations or assets, to your knowledge) under those circumstances. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Kendril Commitment Parties hereunder or the funding of the Kendril Facilities on the Closing Date.

4.     Indemnification and Related Matters.

In connection with arrangements such as this, it is the policy of each of the Kendril Commitment Parties to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A hereto, which is incorporated by reference into this Commitment Letter.

5.     Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of each Kendril Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Kendril Commitment Parties and the other parties hereto and, except the indemnified parties as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Kendril Commitment Parties may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and employ the services of its affiliates in fulfilling the obligations contemplated hereby; provided that, notwithstanding the foregoing or anything else to the contrary contained herein, (a) no Kendril Commitment Party shall be relieved or novated from its obligations hereunder (including its obligation to

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fund the Kendril Facilities on the Closing Date) in connection with any assignment or participation of the Kendril Facilities, including its commitments in respect thereof, until the initial funding of the Kendril Facilities on the Closing Date, (b) no assignment, novation or participation shall become effective with respect to all or any portion of any Kendril Commitment Party's commitments in respect of the Kendril Facilities until the initial funding of the Kendril Facilities on the Closing Date and (c) each Kendril Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Kendril Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

The Kendril Commitment Parties will not Sell Down (as defined below) their commitments and/or loans in connection with the First Lien USD Term Facility and the Second Lien Facility until the earlier of (a) the completion and/or termination of the general syndication of the First Lien Euro Term Facility by the First Lien Euro Arrangers and (b) 60 days following the Closing Date.

"Sell Down" (and correlative terms) refers to any sale, assignment, participation of or other transfer of any kind whatsoever, including, without limitation, any forward sale or similar arrangement by means of credit default, total return or other swaps or other synthetic transfers of risk, in each case referencing or related to the Borrowers or agreement to do any of the foregoing, with respect to any First Lien USD Term Facility and the Second Lien Facility, by the Kendril Commitment Parties.

6.     Confidentiality.

Each of the Kendril Commitment Parties agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you, the Acquired Business or any of your or its subsidiaries or affiliates and shall use all such confidential information solely for the purposes of providing the services that are the subject of this Commitment Letter, the matters described below and any related matters, and any other services provided to you at your request; provided, however, that nothing herein will prevent any Kendril Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of disclosure by such person in breach of this Commitment Letter, (d) to Moody's and S&P and other ratings agencies or the existence of the Facilities and information about the Facilities to market data collectors; provided that, in the case of this clause (d), such information is supplied only on a customary basis after consulting with you, (e) after the Closing Date, to market data collectors, similar services providers to the lending industry, and service providers to such person and the Lenders (as defined in Exhibit C) in connection with the administration and management of the Facilities; provided that such information is limited to the existence of this Commitment Letter and information about the Facilities, (f) received by such person on a non-confidential basis from a source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) to the extent that such information was already in such person's possession or is independently developed by such person without reliance on confidential information, (h) for purposes of establishing a "due diligence" defense or (i) to personnel of the government of Singapore in connection with the Kendril Commitment Parties' capital

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funding arrangements for the Transactions, and to the Kendril Commitment Parties' officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents (the "Representatives"), in each case, who need to know such information in connection with the Transactions (as defined in Exhibit A) and who otherwise are informed of the confidential nature of such information or who are subject to customary confidentiality obligations of professional practice and are or have been advised of their obligation to keep information of this type confidential (with the Kendril Commitment Parties, to the extent within its control, responsible for such person's compliance with this paragraph). The Kendril Commitment Parties obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive Loan Documents are entered into by the Kendril Commitment Parties, at which time the confidentiality undertaking in the Loan Documents shall supersede this provision. The provisions of this paragraph (other than disclosures expressly permitted hereunder) do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Kendril Commitment Party or its affiliates or its or their Representatives in favor of any of the Acquired Business or its affiliates (whether directly or indirectly through a back-to-back or similar agreement). In no event shall any disclosure of information referred to above be made to any Disqualified Institution or any Excluded Party.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by us in connection with this arrangement are exclusively for the information of the Borrowers and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) except pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (in which case, you agree, to the extent permitted by law, to notify us promptly thereof); provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to your officers, directors, agents and advisors who are involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letter and who have been advised of their obligation to treat such information confidentially, (ii) this Commitment Letter and Fee Letter, and the information contained herein and therein to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business's officers, directors, agents and advisors who are directly involved in the consideration of the Facilities and have been advised to hold the same in confidence (provided that, except as otherwise agreed between you and the Kendril Commitment Party, any disclosure of the Fee Letter or its terms or substance to the officers or directors constituting the "Special Committee" of the Acquired Business (and the agents and advisors of the Special Committee) shall be redacted in a customary manner satisfactory to the Kendril Commitment Parties), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (iv) the First Lien Term Sheet and Second Lien Term Sheet (in each case, as defined in Exhibit A), to the First Lien Euro Lenders (as defined in Exhibit B) and (v) the information provided to Moody's Investor Services, Inc. ("Moody's") and Standard & Poor's Ratings Services ("S&P") in connection with obtaining ratings; provided that such information is supplied to Moody's and S&P only on a confidential basis after consultation with the Kendril Commitment Parties.

7.     Absence of Fiduciary Relationship; Affiliates; Etc.

You acknowledge that each Kendril Commitment Party together with its affiliates (each, a "Kendril Group Member") is a full service financial institution and may be engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Kendril Group Member and funds or other entities in which each

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Kendril Group Member invests or with which it co-invests, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Kendril Group Member may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrowers, as well as of Parent, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with Parent, the Borrowers, the Acquired Business or their affiliates. In addition, each Kendril Group Member may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although each Kendril Group Member in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, such Kendril Group Member shall have no obligation to disclose such information, or the fact that such Kendril Group Member is in possession of such information, to the Borrowers or to use such information on the Borrowers' behalf.

Consistent with the policies of each Kendril Group Member to hold in confidence the affairs of its customers, no Kendril Group Member will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that no Kendril Group Member has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by it from any other person.

Each Kendril Group Member may have economic interests that conflict with those of the Borrowers, its equity holders and/or its affiliates. You agree that each Kendril Group Member will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Kendril Group Member and the Borrowers, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Kendril Group Members, on the one hand, and the Borrowers, on the other, and in connection therewith and with the process leading thereto, (i) no Kendril Group Member has assumed (A) an advisory responsibility in favor of the Borrowers, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of Parent, the Borrowers, their equity holders or their respective affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Kendril Group Member has advised, is currently advising or will advise Parent, the Borrowers, their equity holders or their respective affiliates on other matters) or any other obligation to Parent or the Borrowers except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Kendril Group Member is acting solely as a principal and not as the agent or fiduciary of Parent, the Borrowers, their respective management, equity holders, affiliates, creditors or any other person. You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not, and hereby waive any, claim that any Kendril Group Member has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to Parent or the Borrowers, in connection with such transactions or the process leading thereto. In addition, each Kendril Group Member may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such

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affiliates information concerning the Borrowers, Parent, the Acquired Business and other companies that may be the subject of this arrangement subject to Section 5 of this Commitment Letter, and such affiliates will be entitled to the benefits afforded to such Kendril Group Member hereunder.

You recognize that, in providing its services pursuant to this Commitment Letter, each Kendril Group Member will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by such Kendril Group Member for such purposes, and such Kendril Group Member does not assume responsibility for the accuracy or completeness thereof. No Kendril Group Member will have any obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrowers or any other party or to advise or opine on any related solvency issues.

In addition, please note that no Kendril Group Member provides accounting, tax or legal advice.

8.     Miscellaneous.

The Kendril Commitment Parties' commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition with or without the use of the Kendril Facilities, (ii) the valid termination of the Acquisition Agreement by you or with your written consent and (iii) November 30, 2017, unless the closing of the Kendril Facilities, on the terms and subject to the express conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 4 (including Annex A), 6 and 7 hereof and this Section 8 hereof (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered; provided that your obligations under this Commitment Letter and confidentiality of this Commitment Letter and the Fee Letter and the contents hereof and thereof, will automatically terminate and be superseded by the Loan Documents (with respect to indemnification, to the extent covered thereby) upon the initial funding under the Kendril Facilities. The provisions set forth in the Fee Letter and under Sections 4 (including Annex A) and 6 and 7 hereof and this Section 8 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Kendril Commitment Parties' commitments and agreements hereunder.

Each Borrower (i) agrees for itself and the Guarantors and their restricted subsidiaries that any suit or proceeding arising or relating in respect of this Commitment Letter or the Kendril Commitment Parties' commitments or agreements hereunder or the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and (ii) hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitments or agreements or any matter referred toin this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. Each Borrower agrees for itself and the other Credit Parties and their restricted subsidiaries that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Kendril Facilities is solely subject to the conditions precedent set forth in Section 2 hereof and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

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The Kendril Commitment Parties hereby notify you and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), each Kendril Commitment Party may be required to obtain, verify and record information that identifies Parent, the Borrowers and each of the Guarantors (as defined in Exhibit B), which information includes the name and address of the Borrowers and each of the Guarantors and other information that will allow each Kendril Commitment Party to identify Parent, the Borrowers and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Kendril Commitment Party.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Kendril Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Kendril Facilities.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Kendril Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 11:59 p.m. (New York time) on May 5, 2017 (the "Countersign Deadline" and, the date the Commitment Letter and Fee Letter are signed and returned by you, the "Countersign Date"), whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

[Remainder of this page intentionally left blank.]

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Very truly yours,
KENDRIL INVESTMENT PTE. LTD.
By:	/s/ [Name of Authorised Signatory]
	Name:	[Name of Authorised Signatory]
	Title:	Authorised Signatory

[Project Bach—Commitment Letter (USD) Signature Page]

Accepted and agreed to as of
April 25, 2017:

FUGUE FINANCE LLC
By:	/s/ Patrick Cordes
	Name:	Patrick Cordes
	Title:	Authorized Person

FUGUE FINANCE B.V.
By:	/s/ M.H.G. Vennekens		By:	/s/ Jurriaan de Zwart
	Name:	M.H.G. Vennekens		Name:	Jurriaan de Zwart
	Title:	Managing Director		Title:	Proxyholder A
Of corporate director: Vistra Management Services (Netherlands) B.V.

[Project Bach—Commitment Letter (USD) Signature Page]

Annex A

In the event that any Kendril Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of Parent, the Borrowers or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the "Letters"), you agree to reimburse on demand such Kendril Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. You also agree to indemnify and hold each Kendril Commitment Party harmless against any and all losses, claims (including, without limitation, in connection with enforcement of indemnification obligations set forth herein), damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (i) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Kendril Commitment Party in performing the services that are the subject of the Letters or material breach of the obligations of such Kendril Commitment Party under the Letters or (ii) arises from a dispute solely among indemnified persons and not arising out of any act or omission of Parent or the Borrowers (other than any proceeding against any Kendril Commitment Party solely in such capacity or in fulfilling its role as an agent or arranger or similar role under the Kendril Facilities). In respect of any judgment or order given or made for any amount due under the Letters or the transactions contemplated hereby that is expressed and paid in a currency (the "judgment currency") other than United States dollars, (A) you will indemnify each Kendril Commitment Party against any loss incurred by such Kendril Commitment Party as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which such Kendril Commitment Party is able to purchase United States dollars with the amount of the judgment currency actually received by such Kendril Commitment Party and (B) if the United States dollars purchased by the relevant Kendril Commitment Party exceeds the sum originally due in United States dollars, such excess shall be remitted to you. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall survive any termination of the Letters or the transactions contemplated hereby, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars. The reimbursement and indemnity obligations under this paragraph will be in addition to any liability which you may otherwise have, will extend upon the same terms and conditions to any affiliate of an Kendril Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Kendril Commitment Party and any such affiliate (each, an "indemnified person" or an "indemnified party"), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrowers, such Kendril Commitment Party, any such affiliate and any such person. The Borrowers also agree that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to you or any person asserting claims on behalf of or in right of the Borrowers or the Acquired Business or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters; except in the case of the Borrowers to the extent that any losses, claims, damages, liabilities or expenses incurred by you or your affiliates, shareholders, partners, members or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such otherparties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party's or such other parties' activities related to the Letters.

 EXHIBIT A

PROJECT BACH
$315,000,000 SENIOR SECURED FIRST LIEN USD TERM LOAN CREDIT FACILITY
$416,000,000 SENIOR SECURED SECOND LIEN TERM LOAN CREDIT FACILITY

TRANSACTION DESCRIPTION

        Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

        It is intended that:

            (i)  Baring Private Equity Asia GP VI, L.P. and certain of its affiliates (collectively, "Sponsor") and together with certain co-investors (collectively with the Sponsor, the "Investors") intend to acquire (the "Acquisition") all of the equity interests of Nord Anglia Education, Inc. ("Acquired Business"). The Investors will form and incorporate Bach Preference Limited ("Prefco") as a corporation in the Cayman Islands; the Investors will hold, directly or indirectly, 100% of the class A shares of Prefco. Prefco will hold 100% of the class A shares of Bach Holdings 2 Limited, a corporation in the Cayman Islands ("Holdco 2"). Holdco 2 will hold 100% of the class A shares of Bach Finance Limited ("Parent"). Parent will hold 100% of the class A shares of Bach Acquisitions Limited ("Merger Sub"). Merger Sub will merge with and into the Acquired Business pursuant to an agreement and plan of merger (together with the exhibits, schedules and annexes thereto, as amended, supplemented or waived from time to time in accordance with the terms herein, the "Acquisition Agreement"). Upon consummation of the Acquisition, (a) Parent will hold 100% of the class A shares of the Acquired Business and (b) all of the direct and indirect subsidiaries of the Acquired Business will become indirect subsidiaries of Parent.

          The preferred equity issued will be purchased pursuant to a subscription agreement to be mutually agreed among Prefco and each of the purchasers (the "Subscription Agreement"). Bach Special Limited, a corporation to be formed in the Cayman Islands ("BSL"), will be a party to the Subscription Agreement and will agree therein to use any power to vote for the appointment and removal of directors that are held by BSL of Holdco 2, Parent and Merger Sub to enable, and not frustrate, the Prefco's compliance with its obligations under the Subscription Agreement. The class A shares of each of Prefco, Holdco 2, Parent and Merger Sub shall be entitled to vote on all matters other than the appointment and removal of directors. Each of Prefco, Holdco 2, Parent and Merger Sub will issue class B shares to BSL and its immediate parent in a ratio to be determined. Holders of the class B shares of each of Prefco, Holdco 2, Parent and Merger Sub shall be entitled to vote on the appointment and removal of directors but not on any other matter and shall not be entitled to any economic rights other than a nominal liquidation preference.

           (ii)  The sources of funds required to finance the Acquisition consideration, to pay fees, costs and expenses in connection with the Transactions (as defined below) (such fees, costs and expenses, the "Transaction Costs") and to fund ongoing working capital and other general purposes of the Borrowers (as defined in Exhibit B) and their subsidiaries following the Transactions will be:

            (a)   cash contributions by the Investors directly or indirectly in the form of (1) common equity, (2) preferred equity, preferred equity certificates and/or convertible preferred equity certificates on customary terms reasonably acceptable to the First Lien Euro Arrangers and the Kendril Commitment Parties, or (3) loan notes with subordination and other provisions reasonably acceptable to the First Lien Euro Arrangers and the Kendril Commitment Parties (the "Equity Contribution") to Holdco 2, and Holdco 2 will make cash equity contributions to Parent (with contributions to Parent to be in the form of common equity), and Parent will make cash equity contributions to Merger Sub (with contributions to Merger Sub to be in the form of common equity) in an aggregate amount equal to at least 30.0% of the total pro forma

A-1

    consolidated debt and equity capitalization of the Acquired Business and its subsidiaries on the Closing Date (excluding the closing date preferred equity, any issued letters of credit, amounts funded under the Facilities to fund upfront fees or original issue discount and performance bonds) after giving effect to the Transactions; provided that, immediately after giving effect to the Transactions, the Sponsor shall own, directly or indirectly, at least a majority of the outstanding voting capital stock of the Acquired Business;

            (b)   (1) a multi-currency senior secured revolving credit facility in an aggregate principal amount equal to the Euro equivalent of up to $250.0 million (but, in any event, no less than $200.0 million) (the "Revolving Facility"), (2) a senior secured first lien Euro denominated term loan facility in an aggregate principal amount equal to the Euro equivalent of $1,225.0 million (the "First Lien Euro Term Facility" and, together with the Revolving Facility, the "First Lien Euro Facilities") and (3) a senior secured first lien U.S. dollar denominated term loan facility in an aggregate principal amount equal to $315.0 million (the "First Lien USD Term Facility", and, together with the First Lien Euro Term Facility, the "First Lien Term Facilities" and, together with the Revolving Facility, the "First Lien Facilities"), in each case having the terms set forth in the Summary of Principal Terms and Conditions attached to this Commitment Letter as Exhibit B (the "First Lien Term Sheet"); and

            (c)   a senior secured second lien U.S. dollar denominated term loan in an aggregate amount equal to $416.0 million (the "Second Lien Facility" and, together with the First Lien Facilities, the "Facilities"; the First Lien USD Term Facility and the Second Lien Facility, collectively, the "Kendril Facilities"), having the terms set forth in the Summary of Principal Terms and Conditions attached to this Commitment Letter as Exhibit C (the "Second Lien Term Sheet").

          (iii)  If the Borrowers fund the Acquisition using the proceeds of the Facilities (as defined above), (a) all indebtedness of Nord Anglia Education Finance LLC under the Existing Credit Agreement (as defined in Exhibit B) will be paid in full, (b) the CHF 5.75% Senior Secured Notes due 2022 of Nord Anglia Education Finance LLC (the "Existing Secured Notes") will be redeemed and (c) all commitments, security interests and guaranties in connection therewith will be terminated and released or provision made therefor in a manner reasonably acceptable to the First Lien Euro Arrangers and the Kendril Commitment Parties, it being understood that any letters of credit, bank guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent "grandfathered" into the Revolving Facility or otherwise collateralized or backstopped on the Closing Date (this clause (iii), the "Refinancing"); provided, that, it is understood and agreed that capital leases shall be permitted to remain outstanding.

        The transactions described above, together with the transactions related thereto, are collectively referred to herein as the "Transactions." This Exhibit A, the First Lien Term Sheet, the Second Lien Term Sheet and the Summary of Conditions Precedent attached to this Commitment Letter as Exhibit D (the "Additional Conditions") are collectively referred to herein as the "Term Sheets."

A-2

 EXHIBIT B

PROJECT BACH
$315,000,000 SENIOR SECURED FIRST LIEN TERM LOAN CREDIT FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Dated: April 25, 2017

This summary outlines certain terms of the First Lien Facilities referred to in this Commitment Letter, of which this Exhibit B is a part. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Commitment Letter or the other Exhibits attached thereto.

Borrowers:	Dutch Borrower: Fugue Finance B.V., a private company with limited liability organized under the laws of the Netherlands (the "Dutch Borrower").

US Borrowers: Fugue Finance LLC, a Delaware limited liability company and wholly owned, directly or indirectly, by Parent ("Initial US Borrower" or "Borrower Representative") and, upon execution of customary joinder documentation on or after the Closing Date, Viking Holdco Inc. (but only with respect to borrowings under the Facilities other than the Revolving Facility) (the "US Co-Borrower") and, together with the Initial US Borrower, the "US Borrowers" and, together with the Dutch Borrower, the "Borrowers"). The Borrowers will be jointly and severally liable for the obligations in respect of the Facilities.
Guarantors:
Bach Finance Limited ("Parent") and certain of its restricted subsidiaries, including all Material Companies (to be defined in the First Lien Loan Documents (as defined below) but to include any restricted subsidiary (subject to the agreed security principles and other than any subsidiary organized in an Excluded Jurisdiction or that is an Excluded Subsidiary) that represents 5% or more of Consolidated EBITDA of Holdings and its restricted subsidiaries) which are restricted subsidiaries, all holding companies of Material Companies (other than Parent and any holding company of Parent), the Acquired Business and certain of its subsidiaries and guarantors of certain other material indebtedness (collectively, the "Guarantors") will guarantee (the "Guarantee") all obligations under the First Lien Facilities (including any Ancillary Facilities); provided, that, no restricted subsidiary organized in an Excluded Jurisdiction (as defined below), no Excluded Subsidiary and no Dormant Subsidiary (to be defined in the First Lien Loan Documents) shall be required to become a Guarantor.

The portion of Consolidated EBITDA (to be defined in the First Lien Loan Documents) attributable to the Guarantors shall represent not less than 80% of the Consolidated EBITDA of the restricted group (tested annually and calculated by reference to the most recent annual financial statements, but in each case Consolidated EBITDA shall be calculated (a) without taking into account the contribution to Consolidated EBITDA of (i) any dormant subsidiary (other than any dormant subsidiary that is a Guarantor) or (ii) any subsidiary of Parent incorporated in an Excluded Jurisdiction, (b) taking into account the contribution to Consolidated EBITDA of any non-Guarantor subsidiary that is a not-for-profit entity so long as the holding company of such not-for-profit entity is a Guarantor) and (c) by disregarding the Consolidated

EBITDA of any Guarantor that generates negative Consolidated EBITDA) (the "Guarantor Coverage Test").

"Excluded Jurisdiction" means (i) the People's Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan, (ii) the Czech Republic, (iii) the Slovak Republic, (iv) the Kingdom of Thailand, (v) the Socialist Republic of Vietnam, (vi) Mexico, (vii) any other jurisdiction agreed by the Primary Collateral Agent and the Borrower Representative in their reasonable discretion consistent with the Documentation Principles or (viii) any other jurisdiction in connection with or as a result of a Change in Law (to be defined in the First Lien Loan Documents) in such jurisdiction.

"Excluded Subsidiary" means (i) a non-U.S. subsidiary that is a "controlled foreign corporation" ("CFC") owned by any U.S. subsidiary of Parent, (ii) any subsidiary substantially all of whose assets consist of equity interests (or equity interests and debt) of one or more CFCs (such subsidiary, "FSHCO"), (iii) any subsidiary owned by a CFC or FSHCO, or (iv) any other subsidiary whose guarantee of the obligations under the First Lien Facilities could result in material adverse tax consequences.
It is agreed that "Consolidated EBITDA" shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation:

(x) cost savings, operating expense reductions and synergies at full "run rate" related to the Transaction that are reasonably identifiable and factually supportable and projected by the Borrower Representative in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) within 18 months after the Closing Date (provided that (A) the aggregate amount added to Consolidated EBITDA for any period for this clause (x) combined with clause (y) below shall not exceed 25.0% of Consolidated EBITDA for such period (before giving pro forma effect to the Transaction) and (B) such amounts must be certified by the chief financial officer or chief executive officer of the Borrower Representative if the aggregate amount of all such pro forma adjustments to Consolidated EBITDA for any period pursuant to this clause (x) combined with clause (y) below exceeds 15.0% of Consolidated EBITDA for such period (before giving pro forma effect to the Transaction); and

(y) cost savings, operating expense reductions and synergies at full "run rate" related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower Representative in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) within 18 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated (provided that (A) the aggregate amount added to Consolidated EBITDA for any period for this clause (y) combined with clause (x) above shall not exceed 25.0% of Consolidated EBITDA for such period (before giving pro forma effect to any such transaction) and (B) such amounts must be certified by the chief financial officer or chief executive officer of the Borrower Representative if the aggregate amount of all such pro forma adjustments to Consolidated EBITDA for any period pursuant to this clause (y) combined with clause (x) above exceeds 15.0% of Consolidated EBITDA for such period (before giving pro forma effect to such transactions).
Purpose/Use of Proceeds:
The proceeds of the First Lien Term Facilities (as defined below) made on the Closing Date will be used to (a) finance the Refinancing, (b) pay a portion of the consideration in connection with the Acquisition, (c) pay Transaction Costs (including, without limitation, initial upfront fees or initial OID payable in connection with the Facilities) and (d) solely with respect to a portion of the proceeds of the First Lien Euro Term Facility, finance the acquisition of certain target companies identified to the First Lien Euro Arrangers by the Sponsor prior to the launch of the general syndication of the First Lien Euro Term Facility (provided that such acquisitions are consummated within six months following the Closing Date).

The proceeds of the Revolving Loans, if any, made on the Closing Date, will be used to (a) repay in full any Revolving Loans (as defined in the Existing Credit Agreement), (b) pay any "flex" OID and/or "flex" upfront fees payable on the Closing Date pursuant to the Fee Letter and (c) to pay a portion of the Transaction Costs; provided that the total amount drawn under the Revolving Facility on the Closing Date may not exceed $25.0 million (other than letters of credit) plus the amount of any "flex" OID and/or "flex" upfront fees payable on the Closing Date. The proceeds of the Revolving Loans after the Closing Date will be used for working capital and general corporate purposes (including permitted acquisitions, investments, restricted payments and other transactions not prohibited by the First Lien Loan Documentation). Letters of credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date by "grandfathering" such existing letters of credit in the Revolving Facility.
Joint Lead Arrangers, and Joint Bookrunners:
With respect to the First Lien Euro Facilities, Deutsche Bank AG, London Branch, the Hongkong and Shanghai Banking Corporation Limited, Credit Suisse AG, London Branch and Macquarie Capital USA Inc. (each, in its capacities as a joint lead arranger and joint bookrunner for the First Lien Euro Facilities, a "First Lien Euro Arranger" and collectively, the "First Lien Euro Arrangers").
Documentation Agent:	An institution to be mutually agreed will act as documentation agent for the First Lien Facilities and will perform the duties customarily associated with such role.
Syndication Agent:	An institution to be mutually agreed will act as syndication agent for the First Lien Facilities and will perform the duties customarily associated with such role.
First Lien Term Loan Administrative Agent:	HSBC Bank Plc (in its capacity as First Lien Term Loan Administrative Agent, the "First Lien Term Loan Administrative Agent").
Revolving Facility Administrative Agent:	The Hongkong and Shanghai Banking Corporation Limited (in its capacity as Revolving Facility Administrative Agent, the "Revolving Facility

Administrative Agent" and, together with the First Lien Term Loan Administrative Agent, collectively, the "First Lien Administrative Agent").
First Lien Collateral Agents:
HSBC Bank Plc (in its capacity as Primary Collateral Agent, the "First Lien Primary Collateral Agent" and, together with any agent or designee in any jurisdiction requiring a local security agent, the "First Lien Collateral Agents").
First Lien Lenders:
(i) With respect to the Revolving Facility (as defined below), Deutsche Bank AG, London Branch, the Hongkong and Shanghai Banking Corporation Limited, Credit Suisse AG, London Branch and Macquarie Corporate Holdings Pty Limited (each, a "Revolving Lender" and, collectively, the "Revolving Lenders"), (ii) with respect to the First Lien Euro Term Facility (as defined below), other financial institutions selected by the First Lien Euro Arrangers (each, a "First Lien Euro Term Lender" and, collectively, the "First Lien Euro Term Lenders" and, together with the Revolving Lenders, the "First Lien Euro Lenders") and (iii) with respect to the First Lien USD Term Facility (as defined below), Kendril Investment PTE. LTD. (the "First Lien USD Term Lender" and, together with the First Lien Euro Term Lenders and the Revolving Lenders, the "First Lien Lenders" and the loans under the First Lien Term Facilities (as defined below), the "First Lien Term Loans").
Amount of the First Lien Facilities:
(A) A senior secured first lien Euro denominated first lien term loan facility in an aggregate principal amount equal to the Euro equivalent of $1,225.0 million (the "First Lien Euro Term Facility") (the loans under the First Lien Euro Term Facility, together with any loans issued in Euros under the Incremental First Lien Term Facility or the First Lien Refinancing Term Facilities (each as defined below), the "First Lien Euro Term Loans"). The First Lien Euro Term Facility on the Closing Date will be available in Euros.

(B) A senior secured first lien U.S. dollar denominated first lien term loan facility in an aggregate principal amount equal to $315.0 million (the "First Lien USD Term Facility" and, together with the First Lien Euro Term Facility, the "First Lien Term Facilities") (the loans under the First Lien USD Term Facility, together with any loans in U.S. dollars issued under the Incremental First Lien Term Facility or the First Lien Refinancing Term Facilities (each as defined below), the "First Lien USD Term Loans" and, together with the First Lien Euro Term Loans, the "First Lien Term Loans"). The First Lien USD Term Facility on the Closing Date will be available in U.S. dollars.

(C) A senior secured first lien multicurrency revolving credit facility in an aggregate principal amount equal to the Euro equivalent of up to $250.0 million (but, in any event, no less than $200.0 million) (the "Revolving Facility" and, together with the First Lien Term Facilities, the "First Lien Facilities"; and the revolving commitments thereunder, the "Revolving Commitments"), of which $50.0 million will be available in the form of letters of credit. The Revolving Facility will be available in U.S. dollars, Euros, Swiss Francs and British Pounds.
Incremental First Lien Facilities:
On or before the final maturity date of each of the First Lien Facilities, the Borrowers will have the right, but not the obligation, to increase the amount of the First Lien Facilities by (a) adding one or more incremental term loan facilities and/or increasing the loans under either First Lien Term Facility (each, an "Incremental First Lien Term Facility") and (b) adding one or more revolving credit facilities and/or increasing commitments under the Revolving Facility (any such revolving credit facility or increase, an "Incremental Revolving Facility"; the Incremental First Lien Term Facilities and the Incremental Revolving Facilities are collectively referred to as "Incremental First Lien Facilities") under terms and conditions to be determined in an aggregate principal amount not to exceed (A)(i) $275.0 million or, if greater, 100% of Consolidated EBITDA (less amounts of the Cash Capped Incremental Facilities for the "Incremental Second Lien Facilities" (the "Cash Capped Incremental Facilities") plus (ii) with respect to an additional increase to the Revolving Facility only, an amount equal to the difference between $250 million and the amount of the Revolving Facility on the Closing Date (and solely to the extent the Revolving Facility is less than $250 million on the Closing Date) plus (B) all voluntary prepayments and voluntary permanent commitment reductions of the First Lien Facilities made prior to such date of incurrence (other than voluntary prepayments and voluntary commitment reductions to the extent funded by a contemporaneous refinancing) to the extent not funded with the proceeds of long-term indebtedness (other than revolving indebtedness) plus (C) (i) in the case of an Incremental First Lien Facility that serves to effectively extend the maturity of either First Lien Term Facility and/or the Revolving Facility and/or any Incremental First Lien Facility, an amount equal to the portion of such First Lien Term Facility, the Revolving Facility and/or any other Incremental First Lien Facilities and (ii) in the case of any Incremental First Lien Term Facility that effectively replaces any revolving commitment under the Revolving Facility terminated under the "yank-a-bank" provisions, an amount equal to the portion of the relevant terminated revolving commitments plus (D) an unlimited amount at any time so long as (1) in the case of Incremental First Lien Facilities secured on a pari passu basis with the liens securing the First Lien Facilities, the First Lien Net Leverage Ratio (to be defined in the First Lien Loan Documents in a manner consistent with the Documentation Principles (as defined below)) and, in any case, to be determined net of all cash and cash equivalents, the "First Lien Net Leverage Ratio") does not exceed 4.85:1.00 and (2) in the case of unsecured or subordinated Incremental First Lien Facilities or Incremental First Lien Facilities secured on a junior basis to the liens securing the First Lien Facilities, the Total Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles and, in any case, to be determined net of all cash and cash equivalents, the "Total Net Leverage Ratio") does not exceed 6.35:1.00, in each case measured on a pro forma basis after giving effect to such Incremental First Lien Facility (in each case (1) assuming all commitments under any such Incremental Revolving Facility were fully drawn and (2) excluding the cash proceeds of any borrowing under the Incremental First Lien Facility being incurred) (the amount under clauses (A), (B), (C) and (D), the "Available Incremental Amount"; in the case of Incremental First Lien Facilities, such amount to be available in U.S. dollars, Euros, Swiss Francs and/or British Pounds, provided, that, no existing First Lien Lender will be obligated to participate in the Incremental First Lien Facilities); provided, that:
(i)
the Incremental First Lien Facilities will rank pari passu in right of payment and security with the other First Lien Facilities unless such Incremental First Lien Facilities are secured on a junior basis or unsecured or subordinated, in which case they shall be subject to the Intercreditor Agreement (as defined below) (provided, that, any unsecured Incremental First Lien Facilities shall not be subject to the Intercreditor Agreement unless the aggregate principal amount of all unsecured Incremental First Lien Facilities, when aggregated with the aggregate principal amount of all unsecured Permitted Debt, unsecured Refinancing First Lien Debt, unsecured Junior Ratio Debt and unsecured Junior Acquisition Debt (each, as defined below) exceeds an amount to be agreed);
(ii)
the All-In Yield (as defined below) applicable to any Incremental First Lien Facility will be determined by the Borrower Representative and the lenders providing such Incremental First Lien Facility; provided, that, (A) with respect to any Incremental First Lien Facility denominated in U.S. dollars or Euros secured on a pari passu basis with the liens securing the First Lien Facilities made on or prior to the date that is 12 months after the Closing Date, the All-In Yield of any such Incremental First Lien Term Facility or Incremental Revolving Facility (in each case, of the same currency), as applicable, will not be more than 0.50% higher than the corresponding All-In Yield for any then-existing First Lien Term Facility or Revolving Facility, as applicable, unless the interest rate margins with respect to such First Lien Term Facility or Revolving Facility, as applicable (in each case, of the same currency), are increased by an amount equal to the difference between the All-In Yield with respect to the Incremental First Lien Term Facility or Incremental Revolving Facility, as applicable, and the corresponding All-In Yield on the existing applicable First Lien Term Facilities or Revolving Facility, as applicable, minus 0.50% and (B) with respect to any Incremental First Lien Term Facility denominated in a currency other than U.S. dollars or Euros that is secured on a pari passu basis with the liens securing the First Lien Facilities made on or prior to the date that is 12 months after the Closing Date, the All-In Yield of any such Incremental First Lien Term Facility will not be more than 1.00% higher than the corresponding All-In Yield for any then-existing First Lien Term Facility, unless the interest rate margins with respect to such First Lien Term Facility (regardless of currency), are increased by an amount equal to the difference between the All-In Yield with respect to the Incremental First Lien Term Facility, and the corresponding All-In Yield on the existing applicable First Lien Term Facilities, minus 1.00% (this clause (ii), the "MFN Provision");
(iii)
the maturity date applicable to the Incremental First Lien Term Facilities will not be earlier than that of the latest maturity date of the existing corresponding First Lien Term Facilities, and any Incremental Revolving Facility will have a final maturity no earlier than the final maturity of the Revolving Facility (or, in each case, in the case of subordinated or junior indebtedness, shall mature no earlier than 91 days after the final maturity date of the First Lien Term Facilities or Revolving Facility, as applicable);

(iv)	the weighted average life to maturity of the Incremental First Lien Term Facilities will not be shorter than the existing First Lien Term Facilities or the existing Revolving Facility (whichever is longest);
(v)
subject to clauses (iii) and (iv) above, the amortization schedule applicable to any Incremental First Lien Term Facility shall be determined by the applicable Borrower and the lenders thereunder, and the Incremental Revolving Facility shall not have amortization;
(vi)
(A) any Incremental Revolving Facility will provide for customary pro rata borrowing, letter of credit participation, commitment reduction, payment and repayment provisions, including the ability to permanently repay and terminate incremental revolving commitments on a pro rata basis, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any class of Revolving Commitments on a better than pro rata basis as compared to any other class of Revolving Commitments with a later maturity date than such class and (B) any Incremental First Lien Term Facilities may provide for the ability to participate on a less than pro rata basis in any voluntary or mandatory prepayments of the First Lien Term Loans;
(vii)	any Incremental First Lien Term Facility may, at the option of the applicable Borrower, be in the form of a delayed draw term loan facility;
(viii)
the establishment of each Incremental First Lien Facility will be subject to the following conditions: (a) no default or event of default will have occurred and then be continuing or would be caused and (b) the representations and warranties set forth in the First Lien Loan Documents will be true and correct in all material respects (or, if qualified by materiality, in all respects); provided that with respect to any Incremental First Lien Facility incurred to finance a Permitted Acquisition (as defined below), the foregoing clauses (viii)(a) and (b) may be subject to "SunGard" or "certain funds" requirements as agreed with the lenders providing such Incremental First Lien Facility;
(ix)
covenants, events of default and all other terms (other than economic and redemption and prepayment terms (to the extent not addressed in clause (vi) above), which may be "market" terms) of the Incremental First Lien Facilities, if not consistent with the terms of the existing First Lien Facilities, shall not be materially more restrictive, taken as a whole, than existing loans, unless only effective after maturity of the existing loans;
(x)
reclassification will not be permitted between clause (A) and clause (D) of the Available Incremental Amount after the incurrence of incurrence Incremental First Lien Facilities under clause (A) of the Available Incremental Amount; and
(xi)
any participation by the Investors or their affiliates in any Incremental First Lien Facilities and any Incremental Equivalent Debt (if such Incremental Equivalent Debt is incurred under the Facilities Documentation and to also apply for acceding votes under the existing Intercreditor Agreement, but not otherwise), shall be subject to the restrictions set forth below in "Assignments and Participations" as apply to Debt Fund Affiliates and Non-Debt Fund Affiliates.

Such increased amounts will be provided by existing First Lien Lenders or other persons who become First Lien Lenders in connection therewith; provided, that, no existing First Lien Lender will be obligated to provide any such increased portion of the First Lien Facilities.

"All-In Yield" for purposes of the calculation above shall mean, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar, Euribor or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrowers generally to all lenders of such indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity), (b) "All-In Yield" shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such indebtedness, consent fees paid to consenting lenders, ticking fees on undrawn term loan commitments, and any other fees not paid or payable generally to all lenders in the primary syndication of such indebtedness and (c) if any Incremental First Lien Term Facilities include a Eurodollar, Euribor or Base Rate floor that is greater than the Eurodollar, Euribor or Base Rate floor applicable to any existing class of First Lien Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield, but only to the extent an increase in the Eurodollar, Euribor or Base Rate Floor applicable to any existing class of First Lien Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurodollar, Euribor and Base Rate floors (but not the applicable rate) applicable to such existing class of First Lien Term Loans shall be increased to the extent of such differential between interest rate floors.
The First Lien Loan Documents will permit the Borrowers to utilize availability under the Incremental First Lien Facilities ("Incremental Equivalent Debt") to:

(a) (i) issue notes that may rank pari passu or junior in right of payment and security with the First Lien Facilities, and (ii) incur loans that may rank pari passu or junior in right of payment with the First Lien Facilities and junior in right of security with the First Lien Facilities (or be unsecured), subject to (x) intercreditor arrangements, (y) in the case of pari passu loans or notes (other than (A) a public registered offering or (B) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of the Securities Act (excluding a direct private placement that is not underwritten or where the debt securities are distributed to fewer than ten Persons (providing that multiple managed accounts and affiliates of any such Person shall be treated as one Person)), the MFN Provision and (z) other limitations to be set forth in the First Lien Loan Documents; and

(b) incur loans in an aggregate principal amount not to exceed $30.0 million that (i) are not widely syndicated in the United States and (ii) rank pari passu in right of payment and security with the First Lien Facilities, subject to (x) intercreditor arrangements, and (y) other limitations to be set forth in the First Lien Loan Documents (such loans, "Non-U.S. Incremental Equivalent Debt").
First Lien Refinancing Facilities:
The First Lien Loan Documents will permit the Borrowers, at any time following the Closing Date to refinance loans under either First Lien Term Facility or commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a "First Lien Refinancing Term Facility") or new revolving credit facilities (each, a "Refinancing Revolving Facility"; the First Lien Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as "First Lien Refinancing Facilities"), respectively, under the First Lien Loan Documents with the consent of the applicable Borrower, the First Lien Administrative Agent and the lenders providing such First Lien Refinancing Term Facility or Refinancing Revolving Facility or, in the case of debt refinancing of any First Lien Term Facility, with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured loans or notes that will be secured by the Collateral (as defined below) on a pari passu basis with the First Lien Facilities or junior lien secured notes, in each case, which will be subject to the Intercreditor Agreement (any such notes or loans, "Refinancing First Lien Notes" and, together with the First Lien Refinancing Facilities, the "Refinancing First Lien Debt"); provided, that, (i) any First Lien Refinancing Term Facility or Refinancing First Lien Notes do not mature prior to the final scheduled maturity date of the applicable First Lien Term Facility or have a shorter weighted average life to maturity than the remaining weighted average life to maturity of loans under the applicable First Lien Term Facility being refinanced (or, in the case of unsecured, subordinated or junior secured indebtedness, shall mature no earlier than 91 days after the final maturity date of the applicable First Lien Term Facility), (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the Revolving Facility (or, in the case of unsecured, subordinated or junior secured indebtedness, shall mature no earlier than 91 days after the final maturity date of the applicable First Lien Term Facility), (iii) the other terms and conditions of such First Lien Refinancing Term Facility, Refinancing Revolving Facility or Refinancing First Lien Notes (excluding pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable (as reasonably determined by the Borrower Representative) to the lenders providing such First Lien Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than those applicable to the applicable First Lien Term Facility or the Revolving Facility (except for covenants or other provisions applicable only to periods after the latest final scheduled maturity date of the applicable First Lien Term Facility and the Revolving Facility at the time of such refinancing) (it being understood that, to the extent any financial maintenance covenant is added for the benefit of such (A) First Lien Refinancing Term Facility or Refinancing First Lien Notes, no consent shall be required from the First Lien Administrative Agents or any First Lien Term Lender to the extent that such financial maintenance covenant is also added for the benefit of each First Lien Facility remaining outstanding after the incurrence or issuance of such Refinancing First Lien Debt or (B) Refinancing Revolving Facility, no consent shall be required from the Revolving Facility Administrative Agent or any Revolving Lender to the extent that such financial maintenance covenant is also added for the benefit of the Revolving Facility that then benefits from a financial maintenance covenant and is remaining outstanding after the incurrence of such Refinancing Revolving Facility), (iv) any Refinancing First Lien Debt shall be subject to the Intercreditor Agreement, (v) to the extent secured, any such Refinancing First Lien Notes shall not be secured by any lien on any asset that does not also secure the First Lien Facilities, (vi) any Refinancing First Lien Debt may not be guaranteed by any person other than the Borrowers or the Guarantors and (vii) the aggregate principal amount of any First Lien Refinancing Facility or any Refinancing First Lien Notes shall not exceed the aggregate principal amount of indebtedness (except by an amount equal to the unpaid accrued interest and premium thereon and fees and expenses incurred in connection with such First Lien Refinancing Facility or Refinancing Note) and commitments being refinanced or replaced therewith.
Availability:	First Lien Term Facilities: One or more drawings may be made under each of the First Lien Term Facilities on the Closing Date.
Maturities:
First Lien Term Facilities: 7 year anniversary of the Closing Date; provided, that, the First Lien Loan Documents shall provide the right for individual First Lien Term Lenders to agree to extend the maturity date of their outstanding First Lien Term Loans upon the request of the applicable Borrower and without the consent of any other First Lien Lender (it being understood that each First Lien Term Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Term Lender under such tranche).
Closing Date:	The date on which the initial borrowing under the First Lien Term Facilities is made and the Acquisition is consummated (the "Closing Date").
Amortization:
The outstanding principal amount of the First Lien Euro Term Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due on the 7-year anniversary of the Closing Date.

The outstanding principal amount of the First Lien USD Term Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due on the 7-year anniversary of the Closing Date.
Ancillary Facilities:
Consistent with the Documentation Principles, the Revolving Facility will also allow for one or more specified Revolving Lenders (or affiliates of such Revolving Lenders) to make available on a fronted or bilateral basis (in each case at their discretion) all or a part of their participation in the Revolving Facility by way of ancillary facilities (the "Ancillary Facilities") such as overdrafts, letters of credits and foreign exchange facilities, for any purpose agreed with the Revolving Lender providing that Ancillary Facility and subject to a maximum amount for such Ancillary Facilities not exceeding the relevant Revolving Lender's participation in the Revolving Facility. Ancillary Facilities will reduce availability under the Revolving Facility on a dollar-for-dollar basis and will provide for loss sharing among the Revolving Lenders after acceleration of the First Lien Facilities. Subject to the terms of the relevant Ancillary Facility, no Revolving Lender (or an affiliate of that Revolving Lender) under the Ancillary Facilities may demand repayment of any amounts unless the Revolving Facility has been cancelled in full or it becomes unlawful for a Revolving Lender to perform its obligations or to fund, issue or maintain its participation.
Interest Rate:	All amounts outstanding under First Lien USD Term Facility will bear interest, at the applicable Borrower's option, as follows:
(i) at the Base Rate plus 2.75% per annum; or
(ii) at the reserve adjusted Eurodollar Rate plus 3.75% per annum; and

As used herein, the terms "Base Rate" and "reserve adjusted Eurodollar Rate" will have meanings consistent with the Documentation Principles. The basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be consistent with the Documentation Principles, subject, in the case of any First Lien Term Facility denominated in US dollars, to a reserve adjusted Eurodollar Rate "floor" of 1.00% and, in the case of the Revolving Facility, to a reserve adjusted Eurodollar Rate "floor" of 0.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate "floor") plus (ii) 1.00%.
The term "Euribor" shall have a definition to be mutually agreed, but shall include a 0.0% Euribor "floor".

After the occurrence and during the continuance of any payment event of default, interest on any overdue amounts will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum.
Interest Payments:
Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three or six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the "prime rate").
The basis for calculating accrued interest and the interest periods for loans bearing interest at the Euribor rate will be customary and appropriate for financings of this type.
Voluntary Prepayments:
The First Lien Facilities may be prepaid in whole or in part, subject to the "Call Premium" below, without premium or penalty; provided, that, loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the applicable Borrower pays any related breakage costs. Voluntary prepayments of the First Lien Term Facilities will be applied to scheduled amortization payments as directed by the Borrower Representative.

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts and other exceptions set forth in the First Lien Loan Documents consistent with the Documentation Principles):
(a)
Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Parent, the Borrowers or their restricted subsidiaries in excess of $15.0 million per fiscal year (subject to certain exceptions set forth in the First Lien Loan Documents consistent with the Documentation Principles), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other assets useful in the business of the Parent and its subsidiaries within 365 days of receipt thereof (or an additional 365 days if committed to be invested within 365 days of receipt thereof).
(b)
Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of Parent, the Borrowers or their restricted subsidiaries in excess of $15.0 million in any fiscal year, other than net cash proceeds that are reinvested in other long-term assets useful in the business of the Parent and its subsidiaries (or used to repair, restore or replace damaged or destroyed assets) within 365 days of receipt thereof (or an additional 365 days if committed to be invested within 365 days of receipt thereof).
(c)
Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by Parent, the Borrowers or their restricted subsidiaries (other than indebtedness otherwise permitted under the First Lien Loan Documents), payable on the date of incurrence thereof.
(d)
Excess Cash Flow: Prepayments of Excess Cash Flow (as defined in the First Lien Loan Documents consistent with the Documentation Principles) in excess of $10.0 million in any fiscal year, commencing with the fiscal year ended August 31, 2018, payable within 120 days of fiscal year-end in an amount equal to:
(i) 50% of Excess Cash Flow if the First Lien Net Leverage Ratio is greater than 4.50:1.00;
(ii) 25% of Excess Cash Flow if the First Lien Net Leverage Ratio is less than or equal to 4.50:1.00 and greater than 3.50:1.00; and
(iii) 0% of Excess Cash Flow if the First Lien Net Leverage Ratio is less than or equal to 3.50:1.00; and
(e)
Non-Consummation. To the extent certain target companies identified to the First Lien Euro Arrangers by the Sponsor on or prior to the launch of the general syndication of the First Lien Euro Term Facility are not acquired on or prior to the date that is the earlier of (x) six months following the Closing Date and (y) the abandonment or termination of the applicable acquisition, prepayments in an amount equal to the proposed purchase price of such target companies the acquisition of which fails to consummate, but in no event greater than $34.0 million in the aggregate; provided, that, such amounts shall be limited to the consideration of each such acquisition (and only such acquisition) that fails to consummate; provided, further, that, notwithstanding anything else to the contrary, such prepayment shall only be due to the First Lien Euro Lenders on a pro rata basis and not any First Lien USD Term Lender;

provided, that, voluntary prepayments of the First Lien Term Facilities and the Revolving Facility, debt incurred under the Section entitled "Incremental First Lien Facilities" and any Refinancing First Lien Debt the net proceeds of which are used to replace or refinance either the First Lien Term Facility and/or the Revolving Facility (with a corresponding reduction of revolving commitments) made during the fiscal year or after year-end and prior to the time such excess cash flow prepayment (with a corresponding recalculation of the Total Net Leverage Ratio to give pro forma effect to such after year end payment) is made (without duplication) will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (other than to the extent financed with proceeds of long-term indebtedness (other than revolving indebtedness)), including in the case of loan buy-backs pursuant to Dutch auctions permitted under the paragraph below entitled "Assignments and Participations," the actual purchase price paid in cash pursuant to a Dutch auction.
All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied,

first, to each First Lien Term Facility on a pro rata basis and on a pro rata basis to the applicable First Lien Lenders within the outstanding class of First Lien Term Loans (and, with respect to each First Lien Term Facility, applied pro rata to remaining scheduled amortization payments and the payments at final maturity (or as otherwise as directed by the Borrower Representative; provided, that, mandatory prepayments may not be directed to a later maturing class of First Lien Term Loans without at least a pro rata repayment of any related earlier maturing classes, except non-pro rata payments shall be permitted when favoring an earlier maturing class of First Lien Term Loans);
second, to outstanding loans (without the permanent reduction of commitments) under the Revolving Facility;
third, to prepay outstanding reimbursement obligations with respect to Letters of Credit/Bank Guarantees; and
fourth, to cash collateralize Letters of Credit/Bank Guarantees.

Mandatory prepayments in clauses (a) and (e) above shall be subject to European style limitations to the extent that the repatriation of cash required to make such prepayment would be prohibited, delayed or restricted by applicable law or would result in material tax leakage or other costs to any Borrower and its subsidiaries (as reasonably determined by the Borrower Representative in good faith).

Any First Lien Term Lender may elect not to accept its pro rata portion of any mandatory prepayment of the First Lien Term Facilities (each a "First Lien Declining Lender"). Any prepayment amount declined ("First Lien Declined Amounts") by a First Lien Declining Lender shall be used to prepay the Second Lien Facility. Any Declined Amounts by a Second Lien Declining Lender (as defined in Exhibit C) may be retained by the Borrowers (such declined payment, the "First Lien Declined Proceeds").

Call Premium:	In the event all or any portion of the First Lien Term Facilities is (a) repriced or effectively refinanced through any waiver, consent or amendment the primary purpose of which is directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield (assuming a four-year life to maturity for calculation of interest rates for closing fees or original issue discount) of the First Lien Term Loans (including through using the "yank-a-bank" provisions) or (b) repaid, prepaid, refinanced or replaced through the incurrence of any debt financing the primary purpose of which is to decrease the effective interest cost or weighted average yield (assuming a four-year life to maturity for calculation of interest rates for closing fees or original issue discount) that is less than the effective interest cost or weighted average yield of the First Lien Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced, in each case of the foregoing clauses (a) and (b), other than in connection with a change of control or a Transformative Acquisition (as defined below) on or prior to the six month anniversary of the Closing Date, such repayments or repricings will be made at 101.0% of the principal amount repaid or repriced.

"Transformative Acquisition" means any acquisition by Parent, the Borrowers or their restricted subsidiaries that (a) is not a Permitted Acquisition (as defined below) immediately prior to the consummation of such acquisition or (b) if a Permitted Acquisition immediately prior to the consummation of such acquisition, would not provide Parent, the Borrowers or their restricted subsidiaries with adequate flexibility under the First Lien Loan Documents (consistent with Documentation Principles) for the continuation and/or expansion of their combined operations following such consummation, as determined in good faith by the Borrower Representative.
Security:
The First Lien Facilities, each Guarantee, any interest rate and/or currency hedging obligations of the Borrowers or any Guarantor owed to the First Lien Administrative Agents, the First Lien Collateral Agents, the First Lien Euro Arrangers, any First Lien Lender or any affiliate of the First Lien Administrative Agents, the First Lien Collateral Agents, the First Lien Euro Arrangers or any First Lien Lender (the "Hedging Obligations") and certain Pari Passu Debt Obligations (to be defined in the First Lien Loan Documents in a manner consistent with the Documentation Principles) will be secured on a first-priority basis (subject to agreed security principles set forth in the First Lien Loan Documents) by (in each case subject to the Documentation Principles):
(i) a pledge over all present and future equity interests of the Parent and each of the Borrowers and a pledge of all assets of the US Borrowers;
(ii)
a pledge over all present and future equity interests of the following subsidiaries of Parent: (a) Nord Anglia Education, Inc. (b) Nord Anglia Education (UK) Holdings PLC, (c) Nord Anglia Education Finance LLC, (d) NAE HK Holdings Limited, (e) EEE Enterprise Limited, (f) Rice Education Hong Kong Limited, (g) Nord Anglia Education Limited, (h) Uma Education Holdings Limited, (i) Uma Education Hong Kong Limited, (j) B I S Ltd., (j) NAE (Chengdu Holdings) Ltd., (k) NAE Chengdu Holdings Limited, (l) Collège Alpin Beau-Soleil SA, (m) The British School Sp. z o.o., (n) NA Schools Limited, (o) British International Bratislava s.r.o.,

(p) WCL HoldCo Limited, (r) International College Spain, S.A.U., (s) WCL Group Limited, (t) WCL Intermediate Holdings Limited, (u) WCL Services Limited, (v) WCL School Management Services Limited, (w) Fieldwork Education Limited, (x) British Schools of America, LLC, (y) British American School of Charlotte, L.L.C., (z) British School of Chicago, L.L.C., (aa) WCL Academy of New York LLC, (bb) British School of Boston, L.L.C., (cc) British School of Washington, L.L.C., (dd) BST Holding, L.L.C., (ee) British Schools of Texas, L.L.C., (ff) British School of Houston, LP., (gg) NA Educational Services Limited, (hh) Nord Anglia Vocational Education and Training Services Ltd, (ii) Nord Anglia Education Development Services Limited, (jj) Viking Holdco, Inc., (kk) Viking C Corporation, (ll) Viking Holding Company, LLC, (mm) North Broward Preparatory Schools, LLC, (nn) Village Real Estate LLC, (oo) Collegiate Prep Realty LLC, (pp) BSG Limited, (qq) English International School Prague, s.r.o., (rr) Nord International Schools Limited, (ss) NAE Hong Kong Limited, (tt) Dover Court International School (Pte.) Ltd., (uu) Collège Champittet SA, and (vv) La Côte International School SA.;
(iii)	a pledge over approximately 96% of the equity interests of Oasis Development Management Limited;
(iv)	a pledge over approximately 50% of the equity interests of BSA Resource Solutions, LLC;
(v)	a pledge over approximately 49% of the equity interests of (a) Regent Pattaya Campus Management Co. Ltd. and (b) St. Andrews International School Sukhumvit Campus Co., Ltd.;
(vi)	consistent with the Documentation Principles (including the agreed security principles), a pledge over all intercompany loans and shareholder loans of the Borrowers and Guarantors; and
(vii)	fixed and floating charges over the business assets of certain of the Guarantors (collectively, the "Collateral").

The Collateral does not include pledges over (1) the equity interests of certain subsidiaries of Parent that are not Material Companies, that are Dormant Subsidiaries or that are organized under the laws of certain jurisdictions that prohibit such subsidiary from guaranteeing the payment of the First Lien Loans or (2) equity interests in any CFC or FSHCO, in each case, in excess of 65% of such equity interests. All security arrangements relating to the First Lien Facilities and the Hedging Obligations will be subject to the agreed security principles set forth in the First Lien Loan Documents and consistent with the Documentation Principles.

The lien priority, relative rights and other creditors' rights matters in respect of the First Lien Facilities and the Second Lien Facility will be set forth in a customary intercreditor agreement on substantially the same terms as the Intercreditor Agreement (and subject to deviations therefrom as agreed among the Borrowers, the First Lien Euro Arrangers and the Kendril Commitment Parties prior to the date hereof) (the "Intercreditor Agreement"), dated as of October 26, 2015, among Baring Private Equity Asia VI Holding (2) Limited, Baring Private Equity Asia VI Holding (1) Limited,

Stiphout Finance LLC, Stiphout Finance B.V., the other grantors party thereto, the Citicorp International Limited, as Senior Representative for the First Lien Credit Agreement Secured Parties, Goldman Sachs Bank USA, as First Lien Administrative Agent for the First Lien Credit Agreement Secured Parties, Citicorp International Limited, as Second Lien Representative for the Second Lien Credit Agreement Secured Parties, Goldman Sachs Bank USA, as Second Priority Administrative Agent for the Second Lien Credit Agreement Secured Parties, the First Lien Hedge Counterparties from time to time party thereto and each additional Representative from time to time party thereto.

The Intercreditor Agreement shall contain "Affiliated Lender" provisions substantially consistent with the First Lien Loan Documents, and such provisions shall apply to indebtedness that is incurred pursuant to the Incremental First Lien Facilities and indebtedness incurred under the Incremental Equivalent Debt provisions that are secured pari passu with the First Lien Facilities and subject to the Intercreditor Agreement.
First Lien Facilities Documentation:
The definitive documentation for each of the First Lien Facilities (the "First Lien Loan Documents") shall (i) be consistent with the terms set forth herein and shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth herein (subject only to the exercise of any "market flex" expressly provided in the Fee Letter) applicable to the Borrowers and their restricted subsidiaries (and Parent to the extent expressly provided in the term sheet) and be based upon recent documentation for the First Lien Credit Agreement, dated as of October 26, 2015 (the "Vistra Precedent"), among Baring Private Equity Asia VI Holding (1) Limited, as Company, Stiphout Finance LLC, as U.S. Co-Borrower, Stiphout Finance B.V., as European Co-Borrower, Baring Private Equity Asia VI Holding (2) Limited, as Holdings, the lenders from time to time party thereto, Goldman Sachs Bank USA, as administrative agent, and Citicorp International Limited, as collateral agent, (ii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iii) reflect changes in law or accounting standards or to cure mistakes or defects and for applicable local laws, (iv) include customary "Bail-In" provisions, (v) include the First Lien Administrative Agent's customary agency provisions and certain mechanical provisions (consistent and reflective of the First Lien Administrative Agent's customary requirements and practices), (vi) include provisions from the Existing Credit Agreement (as defined below) which are deemed applicable, necessary or advisable (in the Borrowers' reasonable discretion) for the purposes of the Acquired Business and (vii) be negotiated in good faith to finalize the First Lien Loan Documents as promptly as reasonably practicable (collectively, the "Documentation Principles").

As used herein, "Existing Credit Agreement" means the Amended and Restated Credit and Guaranty Agreement, dated as of June 25, 2015 (the among Nord Anglia Education Finance LLC as borrower, Nord Anglia Education, Inc. as parent, certain subsidiaries of Nord Anglia Education, Inc. as guarantors, the lenders party thereto and HSBC Bank USA, N.A. as term administrative agent and primary collateral agent, HSBC Bank PLC as Hungarian collateral agent (the "Hungarian Collateral Agent") and The

Hongkong and Shanghai Banking Corporation Limited as revolving administrative agent (including ancillary documentation).
Counsel for the Sponsor shall initially draft the First Lien Loan Documents consistent with the Documentation Principles; provided however, that the First Lien Loan Documents:

(1) shall not contain a provision as in the Existing Credit Agreement set forth in Sections 6.12(a) thereof that permits a third party to be the surviving party of a business combination with the Borrowers; and

(2) the "Change of Control" definition therein shall contain provisions substantially consistent with the "Change of Control" definition in the Vistra Precedent; provided that the definition of "Investors" shall be modified to include only the Sponsor and its affiliates, and Canada Pension Plan Investment Board and its affiliates.
Representations and Warranties:
Subject to the Certain Funds Provision, the First Lien Loan Documents will contain such representations and warranties by Parent, the Borrowers and their restricted subsidiaries as are consistent with the Documentation Principles (in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed), and limited to: status, binding obligations; non-conflict with other obligations; power and authority; validity and admissibility in evidence; governing law and enforcement; insolvency; no default; no misleading information; financial statements; no proceedings pending or threatened; no breach of laws; environmental laws; taxation; liens and debt; ranking; good title to assets; legal and beneficial ownership; shares; intellectual property; intellectual property licenses; credit parties; holding companies; fiscal year; Investment Company Act; Federal Reserve margin regulations; sanctioned persons, OFAC, FCPA, other anti-terrorism, sanctions and anti-corruption laws and PATRIOT Act and other anti-money laundering laws, rules and regulations (subject to certain other changes that are not consistent with the Documentation Principles to be mutually agreed); centers of main interest; Dormant Subsidiaries; use of proceeds; and employee benefit plan.
Covenants:
The First Lien Loan Documents will contain such financial, affirmative and negative covenants by Parent, the Borrowers and their restricted subsidiaries as are consistent with the Documentation Principles (in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed), and limited to:
– financial covenants:	First Lien Term Facilities: None.
Revolving Facility: as set forth in the definitive documentation for the First Lien Euro Facilities.
– affirmative covenants:
financial statements and other reports; authorizations; compliance with laws (including PATRIOT Act, FCPA, OFAC and other anti-terrorism, sanctions, anti-corruption laws, other anti-money laundering laws, rules and regulations and environmental laws); taxation; dormant subsidiaries; change of business; preservation of assets; insurance; pensions; access; intellectual property; treasury transactions; guarantors; further assurance; lender calls; maintenance of ratings (but not a specific rating); and conditions subsequent; and clean down, and;

– negative covenants:	limitations with respect to:
(a)
Indebtedness (which shall permit, among other things, the incurrence and/or existence of (i) the First Lien Facilities, (ii) the Second Lien Facility, (iii) indebtedness existing on the Closing Date, (iv) secured indebtedness with liens ranking pari passu with the liens securing the First Lien Facilities if at the time of incurrence thereof after giving effect to the incurrence thereof and the application of proceeds thereof, on a pro forma basis the First Lien Net Leverage Ratio is not greater than 4.85:1.00 (provided that (A) indebtedness under this clause (iv) and clause (v) below shall be subject to a shared non-Guarantor cap equal to the greater of (x) $137.5 million and (y) 50.0% of Consolidated EBITDA and (B) pari passu loans or notes (other than (A) a public registered offering or (B) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of the Securities Act (excluding a direct private placement that is not underwritten or where the debt securities are distributed to fewer than ten Persons (providing that multiple managed accounts and affiliates of any such Person shall be treated as one Person)) shall be subject to the MFN Provision), (v) junior lien, senior unsecured or subordinated indebtedness if at the time of incurrence thereof after giving effect to the incurrence thereof and the application of proceeds thereof, on a pro forma basis the Total Net Leverage Ratio for the previous four full fiscal quarters would not exceed 6.35:1.00 (provided that (A) indebtedness under this clause (v) and clause (iv) above shall be subject to a shared non-Guarantor cap equal to the greater of (x) $137.5 million and (y) 50.0% of Consolidated EBITDA and (B) (x) the maturity date applicable to any such indebtedness will not be earlier than 90 days after the latest maturity date of the First Lien Facilities and (y) the weighted average life to maturity of any such indebtedness will not be shorter than the applicable First Lien Term Facility) and (C) such indebtedness shall be subject to the Intercreditor Agreement (provided, that, any unsecured indebtedness shall not be subject to the Intercreditor Agreement unless the aggregate principal amount of any such unsecured indebtedness exceeds $30.0 million) , (vi) Incremental Equivalent Debt (provided that pari passu loans or notes (other than (A) a public registered offering or (B) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of the Securities Act (excluding a direct private placement that is not underwritten or where the debt securities are distributed to fewer than ten Persons (providing that multiple managed accounts and affiliates of any such Person shall be treated as one Person)) shall be subject to the MFN Provision), (vii) Non-US Incremental Equivalent Debt, (viii) purchase money debt/capital lease obligations in an outstanding principal amount not to exceed the greater of $115.0 million and a 5.0% of consolidated total assets, (ix) unlimited intercompany indebtedness, subject to subordination provisions consistent with the Documentation Principles, (x) acquired or assumed indebtedness incurred in connection with acquisitions in an unlimited amount if (A) in the case of secured indebtedness with liens ranking pari passu with the liens securing the First Lien Facilities, (x) the pro forma First Lien Net

Leverage Ratio is not greater than 4.85:1.00 or (y) the pro forma First Lien Net Leverage Ratio would not be greater than immediately prior to the incurrence of such indebtedness or (B) in the case of junior lien, unsecured indebtedness or subordinated indebtedness, (x) the pro forma Total Net Leverage Ratio is not greater than 6.35:1.00 or (y) the pro forma Total Net Leverage Ratio would not be greater than immediately prior to the incurrence of such indebtedness (this clause (x), the "Acquisition Debt Basket"), and otherwise on terms consistent with the Documentation Principles, (xi) indebtedness of non-Guarantor subsidiaries and foreign subsidiaries (including unrestricted subsidiaries) (which may be secured by the assets of the non-Guarantor subsidiaries securing such indebtedness) in an amount not to exceed the greater of $115.0 million and 5.0% of consolidated total assets (provided that this clause (xi) shall reduce the basket set forth in clause (xv) below); (xii) bank deposit indebtedness incurred by any member of the restricted group not to exceed $75 million; (xiii) unlimited subordinated shareholder funding consistent with the Documentation Principles (provided, that, any such shareholder funding is funded through Parent); (xiv) other indebtedness under a general basket not to exceed the greater of $82.5 million or 30.0% of Consolidated EBITDA (subject to a cap on indebtedness of non-Guarantor restricted subsidiaries in an amount equal to the greater of $41.25 million and 15.0% of Consolidated EBITDA), (xv) indebtedness or guarantees in respect of joint ventures not to exceed $115.0 million or 5.0% of consolidated total assets (provided, that, this clause (xv) shall reduce the basket set forth in clause (xi) above), (xvi) indebtedness in connection with permitted sale/leaseback transactions, (xvii) permitted refinancing indebtedness in respect of indebtedness previously permitted to be incurred and (xviii) interest rate protection, commodity trading and hedging, currency exchange and other non-speculative hedging and swap arrangements, and cash management arrangements to be permitted for non-speculative purposes in a manner consistent with the Documentation Principles);
(b)
restricted payments (including dividends, distributions and prepayments of contractually subordinated and junior lien indebtedness) (which shall permit, among other things, (i) not otherwise permitted to the extent of excluded equity contributions previously made and not used (e.g., cash or cash equivalents constituting proceeds of the issuance of or contributions on qualified capital stock of the Borrowers), in each case (x) subject to the absence of an event of default and (y) calculated without duplication of the Available Amount Basket (as defined below); (ii) the payment of a regular dividend up to an amount to be agreed but no less than 6.0% per annum of the net proceeds received in a qualified public offering that is in excess of a certain dollar amount to be agreed; (iii) a general basket not to exceed the greater of $55.0 million and 20.0% of Consolidated EBITDA; (iv) cashless exchanges of unsecured notes and/or subordinated debt for indebtedness meeting permitted refinancing indebtedness conditions shall be permitted, in each case subject to the absence of an event of default; (v) payment of the Management Fee (as defined below, and subject to the conditions set forth below) plus related expense reimbursements and indemnities to the Sponsor;

(vi) repurchases of equity from present or former employees, managers, directors, officers, consultants or independent contractors in an amount not to exceed $30.0 million per annum (increasing to an amount up to $60.0 million per annum after an initial public offering), with unused amounts in any year carried over to future calendar years, plus other customary additions to this basket; (vii) customary tax distributions; (viii) payments to any parent entity to (w) pay operating, overhead, legal, accounting and other professional fees and expenses, (x) pay fees related to any investment or offering of securities of any parent entity, whether or not successful, (y) make payments under certain permitted affiliate transactions and (z) pay customary salary, bonus and other benefits on behalf of officers and employees of any parent entity, in each case to the extent related to the parent entity's ownership of the Borrowers or one of their respective subsidiaries and in order to permit such parent entity to make such payments; (ix) prepayments of indebtedness to the extent constituting customary AHYDO catch-up payments (as reasonably determined by the Borrower Representative); (x) so long as no event of default has occurred and is continuing, unlimited restricted payments if the Total Net Leverage Ratio (calculated on a pro forma basis) would be less than 4.50:1.00; (xi) the Available Amount Basket (as defined below) and (xii) other restricted payments to be permitted in a manner consistent with the Documentation Principles);
(c)
make the following investments: (i) unlimited investments in restricted subsidiaries, (ii) loans and advances to officers, directors, employees and consultants in an outstanding amount not to exceed $10.0 million, (iii) so long as no event of default has occurred and is continuing, unlimited investments if the Total Net Leverage Ratio (calculated on a pro forma basis) would be less than 4.50:1.00, (iv) a general basket for investments in an outstanding amount not to exceed the greater of $27.5 million and 10.0% of Consolidated EBITDA, (v) a basket for investments in similar businesses, unrestricted subsidiaries and joint ventures in an outstanding amount not to exceed the greater of 50.0% of Consolidated EBITDA and $137.5 million, (vi) so long as no payment or bankruptcy event of default has occurred and is continuing or would result therefrom (and subject to the other conditions set forth below thereunder), Permitted Acquisitions (as defined below), (vii) so long as no event of default has occurred and is continuing, additional investments using the Available Amount Basket (as defined below) and (viii) other investments to be permitted consistent with the Documentation Principles;
(d)	issuances and sales of capital stock of restricted subsidiaries;
(e)
transactions with affiliates consistent with Documentation Principles, provided, that, any such transactions exceeding $5.0 million will be required to be on terms that are not materially less favorable than could have been obtained in an arm's-length transaction (it being understood that no board approval or fairness opinion shall be required under any circumstances), subject to exceptions to include (i) payment of a management or similar consulting fee to the Sponsor up to $7.5 million per annum plus indemnities, out-of-pocket reasonable expenses, and any termination fees under a management or similar consulting agreement

(the "Management Fee"); provided, that no event of default shall have occurred and be continuing, but the Management Fee shall accrue during the continuance of any event of default, (ii) investment banking services pursuant to agreements in effect on the Closing Date or approved by a majority of the board, (iii) customary tax distributions and payments under tax sharing agreements and (iv) transactions for which a fairness opinion is provided by a nationally recognized investment bank or valuation firm;
(f)
(i) liens securing the First Lien Facilities, the Second Lien Facility, Incremental First Lien Facilities and the Incremental Second Lien Facilities (as defined in Exhibit C), (ii) liens securing Incremental Equivalent Debt and Non-U.S. Incremental Equivalent Debt and indebtedness incurred under clause (a)(ix), the Acquisition Debt Basket, so long as such liens are (x) subject to the Intercreditor Agreement and (y) limited to assets acquired in connection with the relevant acquisition; provided, that, in the case of clauses (i) and (ii) such liens only secure assets constituting Collateral (except that indebtedness incurred under clause (a)(x) may be secured by the assets of applicable non-Guarantors), (iii) liens on assets of non-Guarantor entities (including foreign subsidiaries) so long as such liens secure obligations of non-Guarantor entities that are otherwise permitted and such liens only encumber assets of the non-Guarantor entities, (iv) liens on assets other than Collateral in respect of indebtedness incurred under the (A) permitted capital lease/purchase money debt/mortgage basket, (B) clause (a)(xv) (the general debt basket), (C) clause (a)(xvii) (permitted sale/leaseback indebtedness) and (D) clause (a)(v) (the ratio debt basket) (in the case of (A) and (C), with such liens limited to the assets so financed), (v) liens securing certain hedging or cash management obligations; provided that in the case of such certain hedging, such liens shall be limited to liens on the Collateral, (vi) a general lien basket not to exceed the greater of $82.5 million and 30.0% of Consolidated EBITDA, (vii) liens on property or shares of stock of a person at the time such person becomes a restricted subsidiary and liens on property at the time such property is acquired, in both cases if such liens were not created in connection with or in contemplation of such other person becoming a restricted subsidiary or such property being acquired, (viii) liens in respect of taxes, (ix) liens existing on the Closing Date and (x) other liens to be permitted in a manner consistent with the Documentation Principles;
(g)
asset sales (provided, that, asset sales shall be permitted so long as (i) no event of default has occurred and is continuing and (ii) with respect to any asset sale with a purchase price in excess of $25.0 million, at least 75% of the consideration for such asset sales consists of cash, including designation of up to the greater of $27.5 million or 10.0% of Consolidated EBITDA of total non-cash consideration and assumed liabilities treated as cash), (subject to other exceptions set forth in the First Lien Loan Documents consistent with Documentation Principles);
(h)	impairment of security interest;
(i)	unlimited sale and leaseback transactions;

(j)	guarantees of debt by restricted subsidiaries;
(k)	dividends and other payment restrictions affecting restricted subsidiaries;
(l)
designation of unrestricted subsidiaries and restricted subsidiaries, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries; provided, that, after giving effect to such designation or re-designation (i) no event of default has occurred and is continuing, (ii) the Guarantor Coverage Test is satisfied and (iii) the Total Net Leverage Ratio does not exceed 6.35:1.00 measured on a pro forma basis after giving effect to such designation or re-designation. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the First Lien Loan Documents (with limited exceptions to be agreed) and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the First Lien Loan Documents;
(m)
mergers, consolidation or sale of assets of the Borrowers (in the case of sale of assets, such sale constituting all or substantially all of any Borrower's or any member of the restricted group's properties and assets to certain surviving persons), consistent with Documentation Principles (including that immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Total Net Leverage Ratio for the previous four full fiscal quarters would not exceed 4.50:1.00);
(n)
merger, consolidation or sale of assets of the Guarantors (in the case of sale of assets, such sale constituting all or substantially all of any Guarantor's properties and assets), consistent with Documentation Principles;
(o)	holding companies;
(p)	acquisitions;
(q)	change in fiscal year and/or auditors;
(r)	center of main interests;
(s)	restrictions on amendments to any subordinated indebtedness and the Second Lien Loan Documents (as defined in Exhibit C) in violation of the Intercreditor Agreement; and
(t)	use of proceeds not in violation of OFAC, FCPA, other anti-terrorism, sanctions and anti-corruption laws and PATRIOT Act and other anti-money laundering laws, rules and regulations,

including, in each case, certain exceptions, thresholds and baskets as set forth in the First Lien Loan Documents including an available amount basket (the "Available Amount Basket") that may be used for restricted payments and investments that will be available so long as (x) no event of default has occurred and is continuing and (y) in the case of restricted payments, the Total Net Leverage Ratio for the previous four full fiscal quarters would not exceed 6.35:1.00, in an amount not to exceed the sum of (A) $35.0 million plus (B) 50% of aggregate consolidated net income on a cumulative basis during the period beginning on the first day of the fiscal quarter in which the Closing Date occurred and ending on the last day of the Parent's fiscal quarter ending prior to the date of such proposed restricted payment for which internal financial statements are available (or, if such aggregate cumulative consolidated net income will be a negative number, minus 100% of such negative amount); plus (C) the aggregate net cash proceeds and fair market value of marketable securities and non-cash property or assets received by the Borrowers as equity contributions or from the issuance or sale of shares of Qualified Capital Stock (to be defined in the First Lien Loan Documents consistent with the Documentation Principles) plus (D) the amount by which indebtedness is reduced on a consolidated balance sheet upon conversion or exchange into equity interests of Parent and net cash proceeds received by the Borrowers from the issuance or sale of certain indebtedness or equity interests plus (E) proceeds realized upon the sale or other disposition of certain Restricted Investments (to be defined in the First Lien Loan Documents), the sale of an unrestricted subsidiary, or any distribution or dividend received from an unrestricted subsidiary, in each case, in accordance with the First Lien Loan Documents plus (F) re-designation or merger of an unrestricted subsidiary (to the extent the original investment was deemed a restricted payment) plus (G) any Declined Amounts retained by the Borrowers.
Reclassification will be permitted for liens, debt, investments and restricted payments.

Certain baskets will include a "grower" component (the "Grower Component") based on, at the election of the Borrower Representative prior to the launch of primary syndication, either (i) consolidated total assets or (ii) Consolidated EBITDA, unless otherwise indicated in this Exhibit B.

Parent, the Borrowers or their restricted subsidiaries will be permitted to make acquisitions (each, a "Permitted Acquisition") so long as (a) there is no payment or bankruptcy event of default immediately prior to or immediately after giving pro forma effect to such acquisition, (b) the acquired company or assets are in the same or a generally related business as Parent, the Borrowers and their subsidiaries and are in non-sanctioned territories, (c) the aggregate consideration paid in respect of acquired companies that generate negative EBITDA does not exceed $30.0 million per annum and (d) subject to the limitations to be set forth in the First Lien Loan Documents consistent with the Documentation Principles, including the Guarantor Coverage Test, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the applicable First Lien Collateral Agent. For the avoidance of doubt, in the event of a Permitted Acquisition of any person, Parent, Borrowers or their restricted subsidiaries may acquire less than all of the capital stock so long as effective control of the issuer is acquired.
Events of Default:
The First Lien Loan Documents will include such events of default (and, as appropriate, grace periods) as are consistent with the Documentation Principles (in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed), and limited to: failure to make payments when due; defaults under other agreements or instruments of indebtedness; noncompliance with covenants (provided, that, with respect to the financial covenant, a breach thereof shall only result in an event of default with respect to the First Lien Term Facilities when the

Revolving Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility (other than any Defaulting Lender) have actually terminated the commitments under the Revolving Facility and accelerated any Revolving Loans then outstanding); breaches of representations and warranties; other defaults under the First Lien Loan Documents; failure to comply with Section 3 of the Commitment Letter or the "Market Flex" section of the Fee Letter, in each case in accordance with their respective terms; breaches of the bankruptcy; judgments in excess of amounts set forth in the First Lien Loan Documents; dissolution; employee benefit plans; illegality; Change of Control (to be defined in the First Lien Loan Documents consistent with Documentation Precedent); impairment of security interests in collateral, invalidity of guarantees, invalidity of any First Lien Loan Document; and subordinated debt.

For the purposes of determining whether a Financial Covenant event of default has occurred, the First Lien Loan Documents shall include a "Financial Covenant Cure" option consistent with Documentation Principles; provided that the Borrowers may use up to five Financial Covenant Cures during the revolving commitment period, with not more than two Financial Covenant Cures in any four quarter period.
Conditions Precedent to Initial Borrowings:
The several obligations of the First Lien USD Term Lenders to make, or cause one of their respective affiliates to make, loans under the First Lien USD Term Facility will be subject only to the conditions required pursuant to Section 2 of the Commitment Letter, including Exhibit D thereto.
Conditions to All Borrowings after the Initial Borrowing:	The conditions to all borrowings will be consistent with the Documentation Principles.
Assignments and Participations:
The First Lien Lenders may assign all or, in an amount of not less than $1.0 million with respect to First Lien Term Facilities, any part of, their respective shares of the First Lien Facilities to their affiliates (other than natural persons, affiliates of the Borrowers and Disqualified Institutions) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the First Lien Loan Documents) which, in the case of assignments with respect to the First Lien Facilities, are reasonably acceptable to the applicable First Lien Administrative Agent and (except during the existence of a payment or bankruptcy event of default or with respect to assignments to another Lender or an affiliate or approved fund of a First Lien Lender) the Borrower Representative, each such consent for each of the First Lien Administrative Agent and Borrower Representative not to be unreasonably withheld, delayed or conditioned. The Borrower Representative's consent shall be deemed to have been given if the Borrower Representative has not responded within five business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a First Lien Lender for all purposes under the First Lien Loan Documents; provided, that, assignments made to affiliates and other First Lien Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment.

The First Lien Lenders will also have the right to sell participations, other than to Disqualified Institutions, subject to customary limitations on voting rights, in their respective shares of the First Lien Facilities.

The First Lien Loan Documents shall provide that the First Lien Term Loans may be purchased by and assigned to the Sponsor or any of its Non-Debt Fund Affiliates (as defined below) on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided, that, (w) First Lien Term Loans owned or held by the Sponsor or any of its Non-Debt Fund Affiliates shall be excluded in the determination of any Requisite Lender (as defined below) vote, unless the action in question affects the Sponsor or any Non-Debt Fund Affiliate in a disproportionately adverse manner than its effect on the other First Lien Lenders, (x) First Lien Term Loans owned or held by the Sponsor and any of its Non-Debt Fund Affiliates shall not, in the aggregate, exceed 25% of the First Lien Term Facility, (y) the Sponsor and any of its Non-Debt Fund Affiliates shall not be permitted to attend any "lender-only" conference calls or meetings, receive any related "lender-only" information or challenge the First Lien Administrative Agent and the other First Lien Lenders' attorney client privilege and (z) if any Borrower or any Guarantor is the subject of an insolvency proceeding, Non-Debt Fund Affiliate Lenders shall grant to the First Lien Administrative Agent a power of attorney, giving it the right to vote the Non-Debt Fund Affiliate Lenders' claims in bankruptcy on all matters submitted to the First Lien Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Non-Debt Fund Affiliate Lenders

In addition, the First Lien Loan Documents shall provide that the First Lien Term Loans may be purchased by and assigned to any Debt Fund Affiliate (as defined below) on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures; provided, that, for any Requisite Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Requisite Lenders have consented to any amendment or waiver.
As used herein:
"Non-Debt Fund Affiliate" means any affiliate of Parent other than (i) the Acquired Business, any of its subsidiaries or the Borrowers, (ii) any Debt Fund Affiliates and (iii) any natural person.

"Debt Fund Affiliates" means any affiliate of Parent or the Sponsor that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.
In addition, the First Lien Loan Documents shall provide that First Lien Term Loans may be purchased by and assigned to any Borrower or any of their subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided, that, any such First Lien Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by any Borrower or any of their subsidiaries and the Borrowers may not use proceeds of the Revolving Facility to purchase First Lien Term Loans to the extent such First Lien Term Loans are purchased at a discount. There shall be no minimum liquidity requirement for such purchases or assignments to the Borrowers.

The First Lien Loan Documents will contain customary provisions allowing Parent to replace a First Lien Lender or terminate the commitment of a First Lien Lender and prepay that First Lien Lender's outstanding First Lien Term Loans (and all accrued interest and other amounts owing to that First Lien Lender thereunder (including any prepayment premium, if applicable)) in full in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly adversely affected thereby (so long as the Requisite Lenders have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting Lenders.
Requisite Lenders:
Amendments and waivers will require the approval of First Lien Lenders (other than Defaulting Lenders) holding more than 50% of total commitments or exposure under the First Lien Facilities ("Requisite Lenders"), provided, that, in addition to the approval of Requisite Lenders, (i) any amendment that would disproportionately affect the obligation of the Borrowers to make payment of the loans under the Revolving Facility or the First Lien Term Facility will not be effective without the approval of holders of more than 50% of such class of loans and (ii) the consent of each First Lien Lender directly and adversely affected thereby will be required with respect to matters relating to (a) reductions of principal, interest, fees or premium, (b) extensions of final maturity, payment of interest, fees or premiums, (c) waivers, reduction or postponement of the due date of any amortization payment, (d) amendment, modification, termination or waiver of any provision that expressly provides that the consent of all First Lien Lenders is required, (e) certain collateral issues, (f) the definition of Requisite Lenders and related provisions, (g) extend the expiration date of any Letter of Credit/Bank Guarantee beyond the Revolving Facility maturity date, (h) consent to the assignment or transfer by the Borrowers or any Guarantor of its obligations under the First Lien Loan Documents (except as expressly permitted under the First Lien Loan Documents), (i) any modification to the pro rata sharing or payment provisions and the post-enforcement application of proceeds and (j) add additional limitations or restrictions on assigning or participating First Lien Loans.

Notwithstanding the foregoing, amendments and waivers of the financial covenant and the Revolving Facility notional 'clean-down' shall only require the approval of Revolving Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility (other than any Defaulting Lender).

On or before the final maturity date of each of the First Lien Facilities, the Borrowers shall have the right to extend the maturity date of all or a portion of the First Lien Facilities with only the consent of the First Lien Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the First Lien Euro Arrangers, the First Lien USD Term Loan Lender and the Borrower Representative; it being understood that each First Lien Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other First Lien Lender under such tranche.
Yield Protection:
The yield protection will include, without limitation, customary provisions protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes, subject to customary exceptions (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law), subject in all cases to the Documentation Principles.
Indemnity:	The indemnity and related matters will be consistent with the Documentation Principles.
Governing Law and Jurisdiction:
The First Lien Facilities will provide that the Borrowers will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the First Lien Administrative Agents, the First Lien Collateral Agents or any First Lien Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the First Lien Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.
Counsel to the Kendril Commitment Parties	Paul Hastings LLP
Counsel to the First Lien Euro Arrangers and the First Lien Administrative Agents:	Milbank, Tweed, Hadley & McCloy LLP

 EXHIBIT C

PROJECT BACH
$416,000,000 SENIOR SECURED SECOND LIEN TERM LOAN FACILITY

Dated: April 25, 2017

This summary outlines certain terms of the Second Lien Facility referred to in this Commitment Letter, of which this Exhibit C is a part. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Commitment Letter or the other Exhibits attached thereto.

Borrowers:	Same as under the First Lien Facilities
Guarantors:	Same as under the First Lien Facilities
Purpose/Use of Proceeds:
The proceeds of the Second Lien Facility (as defined below) made on the Closing Date will be used to (a) finance the Refinancing, (b) pay a portion of the consideration in connection with the Acquisition and/or (c) pay Transaction Costs (including, without limitation, initial upfront fees or initial OID payable in connection with the Facilities).
Second Lien Administrative Agent:	HSBC Bank Plc (in its capacity as Second Lien Administrative Agent, the "Second Lien Administrative Agent").

The Requisite Second Lien Lenders shall also be granted a right to remove the Second Lien Administrative Agent and/or Second Lien Collateral Agents, in the event that there is an event of default that has occurred and is continuing under the Second Lien Loan Documents. Prior to the occurrence and continuance of any event of default, removal of the Second Lien Administrative Agent and/or Second Lien Collateral Agent shall be permitted on terms consistent with the standards established by the Loan Market Association for leveraged acquisition finance transactions issued.
Second Lien Collateral Agents:
HSBC Bank Plc (in its capacity as Primary Collateral Agent, the "Second Lien Primary Collateral Agent" and, together with any agent or designee in any jurisdiction requiring a local security agent, the "Second Lien Collateral Agents").

For so long as Kendril Lenders hold at least 66 2/3% of the outstanding Second Lien Loans, certain provisions of the Second Lien Loan Documents to be agreed that require the action, consent, discretion or determination of the Second Lien Administrative Agent or Second Lien Collateral Agents (including consent rights to assignments and any provisions in this Term Sheet or the Commitment Letter that require discretion of the Second Lien Administrative Agent or Second Lien Collateral Agents) in lieu of the action, consent or determination of the Second Lien Lenders (or any group of Second Lien Lenders) will require the consent of the Requisite Second Lien Lenders.
Second Lien Lenders:	Kendril Investment PTE. LTD. (the "Second Lien Lender").

Amount of the Second Lien Facility:	A senior secured second lien U.S. dollar denominated second lien term loan facility in an aggregate principal amount equal to $416.0 million (the "Second Lien Facility" and the loans under the Second Lien Facility, together with any loans under the Incremental Second Lien Facility or Second Lien Refinancing Facilities, the "Second Lien Loans"). The Second Lien Facility on the Closing Date will be available in U.S. dollars.
Incremental Second Lien Facilities:
The Second Lien Loan Documents (as defined below) will permit the Borrowers, at any time on or before the final maturity date of the Second Lien Facility to add one or more incremental term loan facilities to the Second Lien Facilities (each, a "Incremental Second Lien Facilities") on substantially similar terms and limitations as (and, in any event, no less favorable to the Borrowers and Guarantors than) those governing the incurrence of Incremental First Lien Term Facilities in the section entitled "Incremental First Lien Facilities" in Exhibit B; provided that (i) the parenthetical before the definition of Cash Capped Incremental Facilities shall state "(less amounts of the Cash Capped Incremental Facilities used for the Incremental First Lien Facilities)" in lieu of "(less amounts of the Cash Capped Incremental Facilities used for the Second Lien Incremental Facilities)", (ii) the MFN Provision for the Second Lien shall be as defined below and (iii) such other terms as are necessary to reflect the second lien status of the Incremental Second Lien Facility shall be included.

The "MFN Provision" for the Second Lien Facility shall require that the All-In Yield (as defined below) applicable to any Incremental Second Lien Facility will be determined by the Borrower Representative and the lenders providing such Incremental First Lien Facility; provided, that, (A) with respect to any Incremental Second Lien Facility denominated in U.S. dollars secured on a pari passu basis with the liens securing the Second Lien Facilities made on or prior to the date that is 12 months after the Closing Date, the All-In Yield of any such Incremental Second Lien Facility (of the same currency) will not be more than 0.50% higher than the corresponding All-In Yield for any then-existing Second Lien Facility unless the interest rate margins with respect to such Second Lien Facility (of the same currency) are increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Second Lien Facility and the corresponding All-In Yield on the existing applicable Second Lien Facility minus 0.50% and (B) with respect to any Incremental Second Lien Facility denominated in a currency other than U.S. dollars is secured on a pari passu basis with the liens securing the Second Lien Facility made on or prior to the date that is 12 months after the Closing Date, the All-In Yield of any such Incremental Second Lien Facility will not be more than 1.00% higher than the corresponding All-In Yield for any then-existing Second Lien Facility, unless the interest rate margins with respect to such Second Lien Term Facility (regardless of currency), are increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Second Lien Facility, and the corresponding All-In Yield on the existing applicable First Lien Term Facilities, minus 1.00%.

The Second Lien Loan Documents will permit the Borrowers to utilize availability under the Incremental Second Lien Facilities ("Second Lien Incremental Equivalent Debt") to:

(a) (i) issue notes that may rank pari passu or junior in right of payment and security with the Second Lien Facility, and (ii) incur loans that may rank pari passu or junior in right of payment with the Second Lien Facility and junior in right of security with the Second Lien Facility (or be unsecured), subject to (x) intercreditor arrangements, and (y) in the case of pari passu loans or notes (other than (A) a public registered offering or (B) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of the Securities Act (excluding a direct private placement that is not underwritten or where the debt securities are distributed to fewer than ten Persons (providing that multiple managed accounts and affiliates of any such Person shall be treated as one Person)), the MFN Provision; and

(b) incur loans in an aggregate principal amount not to exceed $30.0 million that (i) are not widely syndicated in the United States and (ii) rank pari passu in right of payment and security with the Second Lien Facility, subject to (x) intercreditor arrangements, and (y) other limitations to be set forth in the Second Lien Loan Documents (such loans, "Second Lien Non-U.S. Incremental Equivalent Debt").
Second Lien Refinancing Facilities:
The Second Lien Loan Documents will contain provisions for refinancing facilities substantially similar to (and, in any event, no less favorable to the Borrowers than) those provisions for refinancing facilities contained in the First Lien Facilities Documentation (such refinancing facilities, the "Second Lien Refinancing Facilities"); provided, such other terms as are necessary to reflect the second lien status of the Second Lien Refinancing Facilities shall be included.
Availability:	One drawing may be made under each of the Second Lien Facility on the Closing Date.
Maturity:
Second Lien Facility: 8th year anniversary of the Closing Date; provided, that, the Second Lien Loan Documents shall provide the right for individual Second Lien Lenders to agree to extend the maturity date of their outstanding Second Lien Loans upon the request of the applicable Borrower and without the consent of any other Second Lien Lender (it being understood that each Second Lien Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Second Lien Lender under such tranche).
Closing Date:	Same as the First Lien Facilities.
Amortization:	None.
Interest Rate:	All amounts outstanding under Second Lien Facility will bear interest, at the applicable Borrower's option, as follows:
(i) at the Base Rate plus 6.25% per annum; or
(ii) at the reserve adjusted Eurodollar Rate plus 7.25% per annum.

As used herein, the terms "Base Rate" and "reserve adjusted Eurodollar Rate" will have meanings consistent with the Documentation Principles. The basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be consistent with the Documentation Principles, subject to a reserve adjusted Eurodollar Rate "floor" of 1.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate "floor") plus (ii) 1.00%.

After the occurrence and during the continuance of any payment event of default, interest on any overdue amounts will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum.
Interest Payments:
Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three or six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the "prime rate").
Voluntary Prepayments:
To the extent permitted by the First Lien Loan Documents, the Second Lien Facility may be prepaid in whole or in part, subject to the "Call Premium" below, without premium or penalty; provided, that, loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the applicable Borrower pays any related breakage costs. Voluntary prepayments of the Second Lien Facility will be applied to scheduled amortization payments as directed by the Borrower Representative.
Mandatory Prepayments:
Following repayments in full of all loans and obligations (in each case, other than contingent indemnity obligations not yet accrued and payable as to which no claim has been made) and termination of all commitments under the First Lien Facilities (or, solely with respect to clause (d) below to the extent paid with First Lien Declined Proceeds (as defined in Exhibit B), at all times to the extent permitted by the First Lien Loan Documents), the following mandatory prepayments will be required (subject to certain basket amounts and other exceptions set forth in the Second Lien Loan Documents consistent with the Documentation Principles):

(a)	Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Parent, the Borrowers or their restricted subsidiaries in excess of $25.0 million per fiscal year (subject to certain exceptions set forth in the Second Lien Loan Documents consistent with the Documentation Principles), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other assets useful in the business of the Parent and its subsidiaries within 365 days of receipt thereof (or an additional 365 days if committed to be invested within 365 days of receipt thereof).
(b)
Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of Parent, the Borrowers or their restricted subsidiaries in excess of $25.0 million in any fiscal year, other than net cash proceeds that are reinvested in other long-term assets useful in the business of the Parent and its subsidiaries (or used to repair, restore or replace damaged or destroyed assets) within 365 days of receipt thereof (or an additional 365 days if committed to be invested within 365 days of receipt thereof).
(c)
Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by Parent, the Borrowers or their restricted subsidiaries (other than indebtedness otherwise permitted under the Second Lien Loan Documents), payable on the date of incurrence thereof.
(d)
Excess Cash Flow: Prepayments of Excess Cash Flow (as defined in the Second Lien Loan Documents consistent with the Documentation Principles) in excess of $10.0 million in any fiscal year, commencing with the fiscal year ended August 31, 2018, payable within 120 days of fiscal year-end in an amount equal to:
(i) 50% of Excess Cash Flow if the First Lien Net Leverage Ratio is greater than 4.50:1.00;
(ii) 25% of Excess Cash Flow if the First Lien Net Leverage Ratio is less than or equal to 4.50:1.00 and greater than 3.50:1.00; and
(iii) 0% of Excess Cash Flow if the Total Net Leverage Ratio is less than or equal to 3.50:1.00;
(e)
Non-Consummation. To the extent certain target companies identified to the First Lien Euro Arrangers by the Sponsor on or prior to the launch of the general syndication of the First Lien Euro Term Facility are not acquired on or prior to the date that is the earlier of (x) six months following the Closing Date and (y) the abandonment or termination of the applicable acquisition, prepayments in an amount equal to the proposed purchase price of such target companies the acquisition of which fails to consummate, but in no event greater than $34.0 million in the aggregate; provided, that, such amounts shall be limited to the consideration of each such acquisition (and only such acquisition) that fails to consummate;

provided, that, voluntary prepayments of the Second Lien Facility, debt incurred under the Sections entitled "Incremental Second Lien Facilities" and any "Second Lien Refinancing Facilities" the net proceeds of which are used to replace or refinance the Second Lien Facility made during the fiscal year or after year-end and prior to the time such excess cash flow prepayment (with a corresponding recalculation of the Total Net Leverage Ratio to give pro forma effect to such after year end payment) is made (without duplication) will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis (other than to the extent financed with proceeds of long-term indebtedness (other than revolving indebtedness)), including in the case of loan buy-backs pursuant to Dutch auctions permitted under the paragraph below entitled "Assignments and Participations," the actual purchase price paid in cash pursuant to a Dutch auction.

Mandatory prepayments may not be directed to a later maturing class of Second Lien Loans without at least a pro rata repayment of any related earlier maturing classes, except non-pro rata payments shall be permitted when favoring an earlier maturing class of Second Lien Loans. Mandatory prepayments in clauses (a) and (e) above shall be subject to European style limitations to the extent that the repatriation of cash required to make such prepayment would be prohibited, delayed or restricted by applicable law or would result in material tax leakage or other costs to any Borrower and its subsidiaries (as reasonably determined by the Borrower Representative in good faith).

Any Second Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment of the Second Lien Facility (each a "Second Lien Declining Lender"). Any prepayment amount declined by a Second Lien Declining Lender ("Second Lien Declined Amounts") may be retained by the Borrowers (such declined payment, the "Second Lien Declined Proceeds") and the Second Lien Lenders shall have the ability to receive any mandatory prepayments above that are waived or declined by the First Lien Lenders (and such payments shall be offered to the Second Lien Lenders prior to being retained by the Borrowers); provided, that mandatory prepayments under clauses (b), (d) and (e) above shall not be subject to the "Call Premium" below.

Call Premium:	In the event all or any portion of the loans under the Second Lien Facility (the "Second Lien Loans") is prepaid as a result of (i) a voluntary prepayment, (ii) any mandatory prepayment of the Second Lien Facility (other than mandatory prepayments (x) from the proceeds of Excess Cash Flow under clause (d) of "Mandatory Prepayments" above, (y) from insurance proceeds under clause (b) of "Mandatory Prepayments" above or (z) from non-consummation of certain identified acquisitions under clause (e) of "Mandatory Prepayments" above) and (iii) "yank-a-bank" assignment made in connection with an amendment (and whether before or after an event of default, acceleration of the obligations or the commencement of any bankruptcy or insolvency proceeding), that occur prior to the fourth anniversary of the Closing Date, such repayments or repricings will be made at (i) a customary make-whole amount for the principal amount repaid or repriced if such repayment or repricing occurs on or prior to the second anniversary of the Closing Date, (ii) 102.0% of the principal amount repaid or repriced if such repayment or repricing occurs after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date and (iii) 101.0% of the principal amount repaid or repriced if such repayment or repricing occurs after the third anniversary of the Closing Date but on or prior the fourth anniversary of the Closing Date.
Security:
The obligations of the Borrower and the Guarantors in respect of the Second Lien Facility shall be secured on second priority basis (subject to permitted liens to be agreed) by the same Collateral that secures the First Lien Facilities; provided, that to the extent applicable laws of any relevant jurisdiction do not permit security interests to be granted on a second priority basis, the obligations of the Borrowers and the Guarantors under the Second Lien Facility shall be secured in any such jurisdiction pursuant to intercreditor arrangements reasonably acceptable to the Borrower, the First Lien Euro Arrangers and the Kendril Commitment Parties including, without limitation, by way of a security interest in favor of a common collateral agent or trustee and/or collateral proceeds sharing arrangements. The collateral arrangements shall be subject to the Intercreditor Agreement as described in Exhibit B.
Second Lien Facilities Documentation:
The definitive documentation governing the Second Lien Facility (the "Second Lien Loan Documents" and, together with the First Lien Loan Documents, the "Loan Documents"), including the credit agreement for the Second Lien Facility and the Intercreditor Agreement, shall reflect the provisions set forth in the Commitment Letter and this Exhibit C, shall be based upon and consistent with the First Lien Loan Documents (as modified to reflect the nature of the Second Lien Facility as a second lien financing) and shall otherwise be consistent with the Documentation Principles.

The Intercreditor Agreement shall contain "Affiliated Lender" provisions substantially consistent with the Second Lien Loan Documents, and such provisions shall apply to indebtedness that is incurred pursuant to the Incremental Second Lien Facilities and indebtedness incurred under the Incremental Equivalent Debt provisions that are secured pari passu with the Second Lien Facility and subject to the Intercreditor Agreement.

Representations and Warranties:	Subject to the Certain Funds Provision, the Second Lien Loan Documents will contain such representations and warranties by Parent, the Borrowers and their restricted subsidiaries as are consistent with the Documentation Principles (in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed), and limited to: status, binding obligations; non-conflict with other obligations; power and authority; validity and admissibility in evidence; governing law and enforcement; insolvency; no default; no misleading information; financial statements; no proceedings pending or threatened; no breach of laws; environmental laws; taxation; liens and debt; ranking; good title to assets; legal and beneficial ownership; shares; intellectual property; intellectual property licenses; credit parties; holding companies; fiscal year; Investment Company Act; Federal Reserve margin regulations; sanctioned persons, OFAC, FCPA, other anti-terrorism, sanctions and anti-corruption laws and PATRIOT Act and other anti-money laundering laws, rules and regulations (subject to certain other changes that are not consistent with the Documentation Principles to be mutually agreed); centers of main interest; Dormant Subsidiaries; use of proceeds; and employee benefit plan..
Covenants:
The Second Lien Loan Documents will contain such financial, affirmative and negative covenants by Parent, the Borrowers and their restricted subsidiaries as are consistent with the Documentation Principles (in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed), and limited to:
– financial covenants:	Second Lien Facility: None.
– affirmative covenants:
financial statements and other reports; authorizations; compliance with laws (including PATRIOT Act, FCPA, OFAC and other anti-terrorism, sanctions, anti-corruption laws, other anti-money laundering laws, rules and regulations and environmental laws); taxation; dormant subsidiaries; change of business; preservation of assets; insurance; pensions; access; intellectual property; treasury transactions; guarantors; further assurance; and conditions subsequent; and

– negative covenants:	substantially the same as those set forth in the First Lien Loan Documents with (i) appropriate modifications to reflect the second lien status of the Second Lien Facility, (ii) additional cushions, where customary, on the thresholds (if any) to the First Lien Facilities in an amount that is 10% greater than the thresholds under the First Lien Loan Documents, (iii) payment of the Management Fee shall be subject to no event of default having occurred and be continuing (but fees shall accrue during the continuance of an event of default), (iv) the incurrence of indebtedness under clause (a)(v) and/or (a)(vi) under the heading "negative covenants" in Exhibit B shall be subject to the further requirement that if any such indebtedness has an aggregate principal amount in excess of $30.0 million, the relevant creditor or representative thereof shall accede to the Intercreditor Agreement, (vi) modifications to the Availably Amount Basket so that in the case of restricted payments, use of the Available Amount Basket shall be subject to the Total Net Leverage Ratio not exceeding 5.95:1.00 for the previous four fiscal quarters and (vii) to include a negative covenant restricting amendments to any subordinated indebtedness and also the First Lien Loan Documents in violation of the Intercreditor Agreement.
Events of Default:
The Second Lien Loan Documents will include events of default substantially the same as those set forth in the First Lien Loan Documents with (i) appropriate modifications to reflect the second lien status of the Second Lien Facility, (ii) additional cushions, where customary, on the thresholds (if any) to the First Lien Facilities in an amount that is 10% greater than the thresholds under the First Lien Loan Documents (provided, that, the threshold for cross-default shall be $60.0 million), and (iii) cross-payment default for principal and interest payments due under the First Lien Facilities (subject, in each case, to (a) any applicable grace period or technical default due to error and (b) a threshold of $100,000 for any payment default other than for principal and interest payments due under the First Lien Facilities) and cross-acceleration default to the First Lien Facilities.
Conditions Precedent to Initial Borrowings:
The several obligations of the Second Lender to make, or cause one of their respective affiliates to make, loans under the Second Lien Facility will be subject only to the conditions required pursuant to Section 2 of the Commitment Letter, including Exhibit D thereto.

Assignments and Participations:	The Second Lien Lenders may assign all or, in an amount of not less than $1.0 million, any part of, their respective shares of the Second Lien Facility to their affiliates (other than natural persons, affiliates of the Borrowers and Disqualified Institutions) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Second Lien Loan Documents) which, in the case of assignments with respect to the Second Lien Facility, are reasonably acceptable to the applicable Second Lien Administrative Agent and (except during the existence of a payment or bankruptcy event of default or with respect to assignments to another lender or an affiliate or approved fund of a Second Lien Lender) the Borrower Representative, each such consent not to be unreasonably withheld, delayed or conditioned. The Borrower Representative's consent shall be deemed to have been given if the Borrower Representative has not responded within five business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Second Lien Lender for all purposes under the Second Lien Loan Documents; provided, that, assignments made to affiliates and other Second Lien Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment.

The Second Lien Lenders will also have the right to sell participations, other than to Disqualified Institutions, subject to customary limitations on voting rights, in their respective shares of the Second Lien Facility.

The Second Lien Loan Documents shall provide that the Second Lien Term Loans may be purchased by and assigned to the Sponsor or any of its Non-Debt Fund Affiliates (as defined below) on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Second Lien Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided, that, (i) Second Lien Term Loans owned or held by the Sponsor or any of its Non-Debt Fund Affiliates shall be excluded in the determination of any Requisite Second Lien Lender (as defined below) vote, unless the action in question affects the Sponsor or any Non-Debt Fund Affiliate in a disproportionately adverse manner than its effect on the other Second Lien Lenders, (ii) Second Lien Term Loans owned or held by the Sponsor and any of its Non-Debt Fund Affiliates shall not, in the aggregate, exceed 25% of the Second Lien Facility, (iii) Non-Debt Fund Affiliate Lenders shall not exceed in number (treating all Non-Debt Fund Affiliate Lenders and their affiliates and approved funds as individual Lenders for purposes hereof) more than 49% of the aggregate number of Second Lien Lenders at any time (treating a Second Lien Lender and its affiliates and approved funds as a single Second Lien Lender when determining the aggregate number of Second Lien Lenders at any time) (it being agreed to and understood that if the foregoing would not be satisfied at any time, Non-Debt Fund Affiliate Lenders shall be required to assign Second Lien Loans amongst themselves in order to satisfy the foregoing condition until only one Non-Debt Fund Affiliate Lender remains), (iv) the Sponsor and any of its Non-Debt Fund Affiliates shall not be permitted to attend any "lender-only" conference calls or meetings, receive any related "lender-only" information or challenge the Second Lien Administrative Agent and the other Second Lien Lenders' attorney client privilege and (v) if any Borrower or any Guarantor is the subject of an insolvency proceeding, Non-Debt Fund Affiliate Lenders shall grant to the Second Lien Administrative Agent a power of attorney, giving it the right to vote the Non-Debt Fund Affiliate Lenders' claims in bankruptcy on all matters submitted to the Second Lien Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Non-Debt Fund Affiliate Lenders.

In addition, the Second Lien Loan Documents shall provide that the Second Lien Term Loans may be purchased by and assigned to any Debt Fund Affiliate (as defined below) on a non-pro rata basis (subject to, solely in the case of purchases and assignments of commitments under the Revolving Facility, receipt of the required consents noted above) through (a) open market purchases and/or (b) Dutch auctions open to all Second Lien Lenders on a pro rata basis in accordance with customary procedures; provided, that, for any Requisite Second Lien Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Requisite Second Lien Lenders have consented to any amendment or waiver.

Notwithstanding the foregoing, Affiliate Lenders shall not exceed in number (treating all Affiliate Lenders and their affiliates and approved funds as individual Second Lien Lenders for purposes hereof) more than 49.9% of the aggregate number of Second Lien Lenders at any time (treating a Second Lien Lender and its affiliates and approved funds as a single Second Lien Lender when determining the aggregate number of Second Lien Lenders at any time) (it being agreed to and understood that if the foregoing would not be satisfied at any time, Affiliate Lenders shall be required to assign Second Lien Loans amongst themselves in order to satisfy the foregoing condition until only one Affiliate Lender remains).
As used herein:
"Non-Debt Fund Affiliate" means any affiliate of Parent other than (i) the Acquired Business, any of its subsidiaries or the Borrowers, (ii) any Debt Fund Affiliates and (iii) any natural person.

"Debt Fund Affiliates" means any affiliate of Parent or the Sponsor that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.
"Affiliate Lenders" means, collectively, the Non-Debt Fund Affiliates and Debt Fund Affiliates.

In addition, the Second Lien Loan Documents shall provide that Second Lien Loans may be purchased by and assigned to any Borrower or any of their subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Second Lien Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided, that, any such Second Lien Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by any Borrower or any of their subsidiaries. There shall be no minimum liquidity requirement for such purchases or assignment to the Borrowers.

The Second Lien Loan Documents will contain customary provisions allowing Parent to replace a Second Lien Lender or terminate the commitment of a Second Lien Lender and prepay that Second Lien Lender's outstanding Second Lien Loans (and all accrued interest and other amounts owing to that Second Lien Lender thereunder (including any prepayment premium, if applicable)) in full in connection with amendments and waivers requiring the consent of all Second Lien Lenders or of all Second Lien Lenders directly adversely affected thereby (so long as the Requisite Second Lien Lenders have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting Lenders.

Requisite Second Lien Lenders:	Amendments and waivers will require the approval of Second Lien Lenders (other than Defaulting Lenders) holding more than 50% of total commitments or exposure under the Second Lien Facility("Requisite Second Lien Lenders"), provided, that, in addition to the approval of Requisite Second Lien Lenders, (i) any amendment that would disproportionately affect the obligation of the Borrowers to make payment of the loans under the Second Lien Facility will not be effective without the approval of holders of more than 50% of such class of loans and (ii) the consent of each Second Lien Lender directly and adversely affected thereby will be required with respect to matters relating to (a) reductions of principal, interest, fees or premium, (b) extensions of final maturity, payment of interest, fees or premiums, (c) waivers, reduction or postponement of the due date of any amortization payment, (d) amendment, modification, termination or waiver of any provision that expressly provides that the consent of all Second Lien Lenders is required, (e) certain collateral issues, (f) the definition of Requisite Second Lien Lenders and related provisions, (g) consent to the assignment or transfer by the Borrowers or any Guarantor of its obligations under the Second Lien Loan Documents (except as expressly permitted under the Second Lien Loan Documents) and (h) add additional limitations or restrictions on assigning or participating Second Lien Loans.

On or before the final maturity date of the Second Lien Facility, the Borrowers shall have the right to extend the maturity date of all or a portion of the Second Lien Facility with only the consent of the Second Lien Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Second Lien Administrative and the Borrower Representative; it being understood that each Second Lien Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Second Lien Lender under such tranche.
Yield Protection:	The yield protection will be the same as those set forth in the First Lien Loan Documents.
Indemnity/Expense Reimbursement:
The indemnity and related matters will be consistent with the Documentation Principles; provided that during the period that the Kendril Lenders (together with any of their affiliates or Related Funds) constitute the Requisite Second Lien Lenders, the Borrower shall reimburse reasonable legal expenses of the Kendril Lenders incurred in connection with amendments, waivers and consents under the Second Lien Loan Documents.

Governing Law and Jurisdiction:	The Second Lien Facilities will provide that the Borrowers will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Second Lien Administrative Agents, the Second Lien Collateral Agents or any Second Lien Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Second Lien Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.
Counsel to the Kendril Commitment Parties	Paul Hastings LLP

 EXHIBIT D

SUMMARY OF CONDITIONS PRECEDENT

        This Summary of Conditions Precedent contains the sole conditions precedent to the Kendril Facilities (the "Funding Conditions") referred to in the Commitment Letter, of which this Exhibit D is a part (in each case, subject to the Certain Funds Provision). Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Commitment Letter or the other Exhibits attached thereto.

1.
Concurrent Transactions.    The terms of the definitive documentation for the Acquisition Agreement will be reasonably satisfactory to the Kendril Commitment Parties (it being agreed that the Acquisition Agreement dated as of April 25, 2017, provided to the Kendril Commitment Parties (via e-mail transmission at 5:08 a.m. (New York time) on April 25, 2017) is reasonably satisfactory to the Kendril Commitment Parties) and the Acquisition shall have been consummated pursuant to the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders and the Kendril Commitment Parties, without the consent of the Kendril Commitment Parties (not to be unreasonably withheld, delayed or conditioned) (it being understood that (x) any decrease of 10% or less in the total consideration shall be deemed to be not materially adverse to the Kendril Commitment Parties and (y) any decrease of more than 10% in the total consideration shall be deemed to be not materially adverse to the Kendril Commitment Parties so long as the amount of such reduction is allocated (1) first, to reduce the Equity Contribution until it reaches a minimum Equity Contribution equal to 30.0% and (2) thereafter, to reduce pro rata the First Lien Term Facilities, the Second Lien Facility, the Preferred Equity (as defined below) and the Equity Contribution. The Refinancing is consummated substantially concurrently with the initial borrowings under the Kendril Facilities. The Equity Contribution shall have been or substantially concurrently with the initial funding under the Facilities shall be, consummated, in at least the amount and consistent with the description thereof set forth in Exhibit A (as such amount may be modified pursuant to this paragraph 1).

  "Preferred Equity" means certain non-convertible cumulative redeemable preference shares issued by Bach Preference Limited in connection with the Transactions.

2.
Representations and Warranties.    Subject to the Certain Funds Provision, the Acquisition Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects; provided, that, to the extent that any of the Specified Representations are qualified by materiality such Specified Representations shall be true and correct in all respects.

3.
Financial Statements.    The Kendril Commitment Parties shall have received with respect to the Acquired Business and its subsidiaries, (a) on a consolidated basis, audited combined balance sheets for the fiscal years ended August 31, 2016, 2015 and 2014, and related audited combined statements of cash flows, stockholders' equity and comprehensive income (loss) (the Kendril Commitment Parties acknowledge receipt of the financial statements described in this clause (a)), and (b) on a consolidated basis, unaudited combined balance sheets and related unaudited combined statements of cash flows, stockholders' equity and comprehensive income (loss) consolidated financial statements related to the Acquired Business for each subsequent fiscal quarter after the most recent balance sheet provided in (a) above that is ended at least 60 days before the Closing Date (the Kendril Commitment Parties acknowledge receipt of the financial statement described in this clause (b) in respect of the period ending November 30, 2016) and (c) a pro forma combined balance sheet (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

D-1

4.
Payment of Fees.    All costs, fees, expenses (including, without limitation, legal fees and expenses and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Kendril Commitment Parties, the Administrative Agents or the Lenders shall have been paid to the extent earned, due, and payable or arrangements for the payments of any such fees have been implemented, in each case, to the extent invoiced in reasonable detail at least 2 business days prior to the Closing Date.

5.
Customary Closing Documents.    The Kendril Commitment Parties shall have received: (i) customary legal opinions, corporate records, authorizations and documents from public officials, and officer's certificates; (ii) evidence of authority; (iii) delivery of a solvency certificate from the chief financial officer of the Borrower Representative substantially in the form attached hereto as Annex I; and (iv) at least 3 business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing by the Kendril Commitment Parties at least 15 business days prior to the Closing Date. It is hereby acknowledged and agreed by the Kendril Commitment Parties that the condition set forth in clause (iv) in the immediately preceding sentence has been satisfied as of the date hereof.

6.
Collateral.    Subject to the Certain Funds Provision and the provisions of the Intercreditor Agreement, all documents and instruments necessary to perfect the Collateral Agents' respective security interests (subject to liens permitted under the relevant Loan Documents) in the Collateral under the applicable Kendril Facilities shall have been executed (to the extent applicable) and delivered to the applicable Collateral Agent, and, if applicable, be in proper form for filing.

7.
First Lien Euro Facilities.    Prior to or substantially concurrently with the funding of the Kendril Facilities, the Borrowers shall have received the net proceeds of the First Lien Euro Term Facilities (unless the Equity Contribution is increased by a corresponding amount).

8.
No Material Adverse Effect.    No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since the date of the Acquisition Agreement and be continuing.

D-2

 ANNEX I TO EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

        [Reference is made to [(a)] the Credit Agreement, dated as of [•] (the "Credit Agreement"; unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement), among [•].

        The undersigned hereby certifies as follows:

                1.     I am the [senior financial officer] of Parent.

                2.     I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

                3.     Based upon my review and examination described in paragraph 2 above, I certify on behalf of Parent and its Subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

      (i)
      The sum of the "fair value" of the assets of Parent and its subsidiaries, taken as a whole, exceeds the sum of all debts of Parent and its subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

      (ii)
      The "present fair saleable value" of the assets of Parent and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on existing debts of Parent and its Subsidiaries, taken as a whole, as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

      (iii)
      The capital of Parent and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business in which they are or are about to become engaged; and

      (iv)
      Parent and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay as they mature.

        For purposes of clauses (i) through (iv) above, (a) (i) "debt" means liability on a "claim" and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

        The foregoing certifications are made and delivered as of [•].

        This certificate is being signed by the undersigned in his capacity as [•] of Parent and not in his individual capacity.

[Signature page follows.]

D-I-1

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[•]
By:
	Name:	[•]
	Title:	[•]

[Solvency Certificate Signature Page]

QuickLinks

  Exhibit (b)-(2)
  Execution Version
KENDRIL INVESTMENT PTE. LTD. 168 Robinson Road #37-01 Capital Tower Singapore 068912
Commitment Letter (USD) Project Bach
Annex A
  EXHIBIT A
PROJECT BACH $315,000,000 SENIOR SECURED FIRST LIEN USD TERM LOAN CREDIT FACILITY $416,000,000 SENIOR SECURED SECOND LIEN TERM LOAN CREDIT FACILITY
TRANSACTION DESCRIPTION
  EXHIBIT B
PROJECT BACH $315,000,000 SENIOR SECURED FIRST LIEN TERM LOAN CREDIT FACILITY SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
  EXHIBIT C
PROJECT BACH $416,000,000 SENIOR SECURED SECOND LIEN TERM LOAN FACILITY
  EXHIBIT D
SUMMARY OF CONDITIONS PRECEDENT
  ANNEX I TO EXHIBIT D
FORM OF SOLVENCY CERTIFICATE